Exhibit 10.11
CONSTRUCTION LOAN AGREEMENT
This Construction Loan Agreement (the “AGREEMENT”) is dated as of the 10th day of December, 2003, and is by and between PLATTE VALLEY FUEL ETHANOL, LLC, a Nebraska limited liability company (“BORROWER”) and FIRST NATIONAL BANK OF OMAHA (“BANK”), a national banking association established at Omaha, Nebraska.
WHEREAS, the BORROWER has requested the BANK to lend to BORROWER up to the sum of Thirty Two Million Nine Hundred Thousand and no one-hundredths ($32,900,000.00) Dollars (the “CONSTRUCTION LOAN”), for the purpose of partially funding the cost of construction for an ethanol plant on the real estate described in Exhibit A (the “PROPERTY”), together with a Three Million Five Hundred Thousand ($3,500,000.00) Dollar revolving line of credit (“REVOLVING LOAN”).
WHEREAS, the BANK is willing to provide such credit facilities to BORROWER upon the terms and conditions herein set forth.
SECTION 1 Definitions.
1.1 “ASSIGNMENT OF DESIGN/BUILD CONSTRUCTION CONTRACT” means the assignment of the agreement (“DESIGN/BUILD CONSTRUCTION CONTRACT”) between the BORROWER and Fagen, Inc. (the “GENERAL CONTRACTOR”) for preparation of plans and construction of the PROJECT in accordance with PLANS therein described, by which the BORROWER assigns, as additional security for repayment of the OBLIGATIONS, the BORROWER’s interest in the DESIGN/BUILD CONSTRUCTION CONTRACT in a form acceptable to the BANK in the exercise of its reasonable discretion.
1.2 “ASSIGNMENT OF RENTS” means the assignment of rents and leases as to the PROPERTY between BORROWER, as assignor, and the BANK, as assignee, as security for payment of the CONSTRUCTION NOTE in a form acceptable to the BANK.
1.3 “BANKING DAY” means a day on which the BANK is open for substantially all of its business. “EURODOLLAR BUSINESS DAY” means a BANKING DAY on which commercial banks are open for international business (including dealings in dollar deposits) in London, England.
1.4 “BORROWING BASE” means the lesser of:
A. $3,500,000.00, less the amount of any Letters of Credit issued and outstanding on BORROWER’s account, or
B. The aggregate of (i) 75% of BORROWER’s Inventory of corn or milo, at current value on the date reported, plus (ii) 75% of BORROWER’s distiller’s grains, at current value on the date reported, plus (iii) 75% of BORROWER’s Finished Goods-Ethanol Inventory, valued at the lower of cost or market, plus (iv) 75% of the amount of BORROWER’s Ethanol or Distiller’s Grains Accounts aged thirty days or less, and (v) beginning after the fourth month following COMPLETION DATE, 75% of the amount of

BORROWER’s current state incentives or USDA CCC Bio-Energy Accounts Receivable aged less than 120 days, excluding any Accounts reasonably deemed ineligible by BANK.
1.5 “CLOSING” shall mean the date on which the BANK receives this AGREEMENT, executed by the BORROWER, together with the CONSTRUCTION NOTE and the REVOLVING NOTE.
1.6 “CONSTRUCTION LOAN TERMINATION DATE” means the earlier of (i) the COMPLETION DATE, or (ii) such earlier date upon which the BANK’s commitment to make a disbursement under the CONSTRUCTION LOAN is terminated.
1.7 “COMPLETION DATE” means the earlier of September 20, 2004, or the date the BANK determines following a proper inspection and in the exercise of BANK’s reasonable discretion, that the PROJECT has been completed in accordance with the PLANS.
1.8 “CONSTRUCTION NOTE” means the promissory note of the BORROWER in the form of Exhibit B evidencing borrowings under the CONSTRUCTION LOAN of up to a maximum amount of Thirty Two Million Nine Hundred Thousand ($32,900,000.00) Dollars.
1.9 “DEED OF TRUST” means the deed of trust between the BORROWER as trustor and the BANK as trustee and beneficiary, creating a first lien on the PROPERTY and a security interest in all of the personal property located thereon as security for payment of the OBLIGATIONS.
1.10 “DRAW REQUEST” means forms acceptable to the BANK to be submitted to the BANK by BORROWER when a disbursement is requested under the CONSTRUCTION NOTE.
1.11 “EBITDA CASH FLOW” means Earnings Before Interest, Taxes, Depreciation and Amortization, all experienced during the applicable reporting period.
1.12 “EVENT OF DEFAULT” has the meaning provided for in Section 7 of this AGREEMENT.
1.13 “EXCESS CASH FLOW” means EBITDA CASH FLOW less payments to BANK, payments to BANK approved Subordinated Debt, state and federal incentive payments, and allowable capital expenditures.
1.14 “FIXED CHARGE COVERAGE RATIO” means the ratio derived when comparing EBITDA CASH FLOW, less capital expenditures, dividends and taxes to BORROWER’s payments on the principal and interest of the OBLIGATIONS and SUBORDINATED DEBT made during the applicable reporting period.
1.15 “GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting principles applied in the preparation of the annual financial statements of the BORROWER referred to in Section 6.1 of this AGREEMENT and the PROJECTIONS described in Section 5.7 of this AGREEMENT. All accounting terms not otherwise defined in this AGREEMENT have the meaning assigned to them in accordance with GAAP.

1.16 “INDEBTEDNESS” means, as to the BORROWER, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several including, but without limitation:
(A) All INDEBTEDNESS guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;
(B) All INDEBTEDNESS in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) To purchase such INDEBTEDNESS; or (2) to purchase, sell, or lease (as lessee or lessor) property, products, materials, or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such INDEBTEDNESS or to insure the owner of the INDEBTEDNESS against loss;
(C) All INDEBTEDNESS secured by (or for which the holder of such INDEBTEDNESS has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed;
(D) All INDEBTEDNESS incurred as the lessee of goods or services under leases that, in accordance with GAAP, should not be reflected on the lessee’s balance sheet; and
(E) BORROWER’s obligations for payment of the negative termination value of any interest rate swap agreement.
1.17 “INDEPENDENT INSPECTOR” means the firm which will be retained by BANK, at BORROWER’s cost, to conduct on site inspections of the work-in-progress on the PROJECT, and to issue periodic reports to BANK as to the progress of construction and adherence to the PLANS. The BANK’s selection of the INDEPENDENT INSPECTOR shall be subject to BORROWER’s approval, which approval will not be unreasonably withheld.
1.18 “INTEREST PERIOD” means initially, the period commencing on the date of the LOAN and ending January 20, 2004, and thereafter, each period commencing on the first day immediately following the last day of the immediately preceding INTEREST PERIOD and ending one month thereafter; provided that:
A. subject to clauses B and C below, any INTEREST PERIOD which would otherwise end on a day which is not a EURODOLLAR BUSINESS DAY shall be extended to the next succeeding EURODOLLAR BUSINESS DAY unless such EURODOLLAR BUSINESS DAY falls in another calendar month, in which case such INTEREST PERIOD shall end on the immediately preceding EURODOLLAR BUSINESS DAY;
B. subject to clause C below, any INTEREST PERIOD which begins on the last

EURODOLLAR BUSINESS DAY of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such INTEREST PERIOD) shall end on the last EURODOLLAR BUSINESS DAY of a calendar month; and
C. no INTEREST PERIOD shall extend beyond the LOAN TERMINATION DATE.
1.19 “LIBOR BASE RATE” shall mean, with respect to the applicable INTEREST PERIOD, (a) the LIBOR INDEX RATE for such INTEREST PERIOD, if such rate is available or (b) if the LIBOR INDEX RATE cannot be determined, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum of interest at which deposits in dollars are offered to BANK in the London interbank market by two (2) Eurodollar dealers of recognized standing, selected by BANK in its sole discretion, at such time on the date two (2) EURODOLLAR BUSINESS DAYS before the first day of such INTEREST PERIOD as BANK in its sole discretion elects, for delivery on the first day of the applicable INTEREST PERIOD for a number of days comparable to the number of days in such INTEREST PERIOD and in an amount approximately equal to the principal amount of the OBLIGATIONS.
1.20 “LIBOR INDEX RATE” shall mean, with respect to the applicable INTEREST PERIOD, the rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) for deposits in U.S. Dollars for a period equal to such INTEREST PERIOD, which appears on the BANK’s information vendor as of 9:00 a.m. (Omaha time) on the day two (2) EURODOLLAR BUSINESS DAYS before the first day of such INTEREST PERIOD. The term “BANK’s information vendor” means the Bloomberg service or such other vendor chosen by BANK for the purpose of displaying British Bankers, Association Interest Settlement Rates for U.S. Dollar Deposits.
1.21 “LIBOR RATE” shall mean (a) the quotient of the (i) LIBOR BASE RATE divided by (ii) one minus the applicable LIBOR RESERVE PERCENTAGE plus (b) the amount of additional basis points specified in the applicable NOTE. The LIBOR RATE shall be adjusted automatically on and as of the effective date of any change in the LIBOR RESERVE PERCENTAGE.
1.22 “LIBOR RESERVE PERCENTAGE” shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System with respect to “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR loans is determined or any category of extensions of credit or other assets which include loans by a non-United States office of any bank to United States residents). The LIBOR RATE shall be adjusted automatically on and as of the effective date of any change in the LIBOR RESERVE PERCENTAGE.
1.23 “LOAN DOCUMENTS” means this AGREEMENT and each document referred to in Section 4 of this AGREEMENT.

1.24 “LOAN TERMINATION DATE” means the earliest to occur of the following: (i) as to the CONSTRUCTION NOTE, September 20, 2004, as to the REVOLVING NOTE, a date 364 days after initial funding of such NOTE, and the TERM NOTE, a date which is five years subsequent to COMPLETION DATE (ii) the date the OBLIGATIONS are accelerated pursuant to this AGREEMENT, and (iii) the date BANK has received (a) notice in writing from BORROWER of BORROWER’s election to terminate this AGREEMENT and (b) indefeasible payment in full of the OBLIGATIONS.
1.25 “MARKETING CONTRACT” means that written contract between BORROWER and one or more entities approved by BANK, which approval will not be unreasonably withheld, by which the latter agrees to provide marketing services to BORROWER for BORROWER’s ethanol products, as well as the written contracts between BORROWER and one or more entities approved by BANK, which approval will not be unreasonably withheld, by which the latter agrees to provide marketing services as to BORROWER’s modified, dried, and distillers grains.
1.26 “NET WORTH” means total assets less total liabilities and less the following types of assets: (1) leasehold improvements; (2) receivables and other investments in or amounts due from any shareholder, employee or other person or entity related to or affiliated with the BORROWER other than from Performance Plus, Inc.; (3) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible, and (4) treasury stock. NET WORTH shall not include any debt due to BORROWER not acceptable to BANK in the exercise of its reasonable discretion, but SUBORDINATED DEBT and liabilities relating to Tax Increment Financing Bonds of Merrick County, Nebraska need not be deducted.
1.27 “NOTE” or “NOTES” means any promissory note delivered by BORROWER to BANK.
1.28 “OBLIGATIONS” means the obligation of the BORROWER:
(A) To pay the principal of and interest on the NOTES in accordance with the terms thereof and to satisfy all of its other liabilities to the BANK, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof, and substitutions therefore and including, but not limited to, any obligations under letter of credit agreements;
(B) To repay to the BANK all amounts advanced by the BANK hereunder or otherwise on behalf of the BORROWER, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or licensers, or taxes, levies, insurance, rent, or repairs to, or maintenance or storage of, any of the real or personal property securing BORROWER’s payment and performance of this AGREEMENT; and
(C) To reimburse the BANK, on demand, for the BANK’s reasonable and necessary out of pocket expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this AGREEMENT and the LOAN DOCUMENTS required hereunder, including, without limitation, any proceeding brought or threatened, to enforce payment of any of the OBLIGATIONS referred to in the foregoing sub-paragraphs (A) and (B).
1.29 “PERMIT” or “PERMITS” means any license or permit, and all licenses or permits, required under any environmental law or regulation required to construct and operate the facility on the PROPERTY after completion of the PROJECT at its operational capacity, including without limitation the following:
(a) An air emissions permit, which PERMIT will allow the BORROWER after COMPLETION DATE to operate the ethanol plant on the PROPERTY after construction of the PROJECT at maximum capacity.
(b) All permits required in connection with the construction and operation of all above ground storage tanks included in the PLANS for the ethanol plant.
(c) A National Pollution Discharge Elimination System Construction Permit for any storm water that is discharged during construction and after construction of the PROJECT.
1.30 “PLANS” means the plans and specifications prepared by ICM, Inc. and Fagen Engineering LLC on behalf of the BORROWER for the PROJECT and identified to this AGREEMENT by the GENERAL CONTRACTOR, the BORROWER and the BANK.
1.31 “PROJECT” means the design and construction of an ethanol plant, together with all necessary and appropriate fixtures, equipment, attachments, and accessories, as described in the PLANS, to be constructed on the PROPERTY.
1.32 “REVOLVING NOTE” means that promissory note of BORROWER to BANK evidencing the revolving credit facility described in Section 2.8 of this AGREEMENT, its renewals, modifications and extensions.
1.33 “RISK MANAGEMENT CONTRACT” means that contract between BORROWER and one or more entities approved by BANK, which approval will not be unreasonably withheld, by which the latter agrees to provide risk management services in connection with BORROWER’s acquisition of grain.
1.34 “SECURITY AGREEMENT” means the SECURITY AGREEMENT between the BORROWER, as debtor, and the BANK, as secured party, creating a first security interest in all BORROWER’s assets, including general intangibles, securing the OBLIGATIONS.
1.35 “SWAP CONTRACT” or “SWAP CONTRACTS” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. Provided, however, the term SWAP CONTRACT shall not, for the purposes of this AGREEMENT, include commodity hedging or commodity risk management contracts. Commodity includes grain, natural gas and other traded commodities.
1.36 “SUBCONTRACTOR” means any person who contracts with the GENERAL CONTRACTOR or BORROWER to perform any work or supply any of the materials or equipment necessary to complete the PROJECT.
1.37 “SUBORDINATED DEBT” means INDEBTEDNESS of BORROWER to entities other than BANK that has been subordinated, in form acceptable to BANK, to the OBLIGATIONS.
1.38 “TERM NOTE” means that promissory note of BORROWER to BANK which evidences permanent financing to pay the CONSTRUCTION NOTE as described in Section 2 of this AGREEMENT, its renewals, modifications and extensions.
1.39 “WORKING CAPITAL” means current assets, less investments in or other amounts due from any member, employee or any person or entity related to or affiliated with the BORROWER other than from Performance Plus, Inc. and less prepayments, less current liabilities (less any portion of such current liabilities that constitute debt that is expressly subordinated to the BANK in a writing acceptable to the BANK, in the exercise of its reasonable discretion).
SECTION 2 Amount and Terms of the LOANS.
2.1 CONSTRUCTION LOAN. The BANK agrees, on the terms and subject to the conditions hereinafter set forth, to make, from time to time during the period from the date of execution of this AGREEMENT to and including the CONSTRUCTION LOAN TERMINATION DATE disbursements to the BORROWER in an aggregate principal amount not to exceed the amount of the CONSTRUCTION LOAN for the sole purpose of paying approved construction costs of the PROJECT. If, prior to the COMPLETION DATE, there is paid to BANK a third party payment (a grant payment, for example), which is applied to the CONSTRUCTION LOAN, BANK will advance such amount, or a lesser sum, as in BANK’s reasonable discretion is necessary to complete the PROJECT. Approved construction costs are costs actually incurred in connection with the construction of the PROJECT, which shall include but not be limited to costs of permits, licenses, labor, supplies, materials, services, equipment, insurance premiums, real estate taxes and interest on disbursements, and operating costs of the ethanol plant. Construction costs do not include the cost associated with payment of lost profits connected with termination under §14.1.3 of the General Conditions of Contract to the DESIGN/BUILD CONSTRUCTION CONTRACT.

2.2 The CONSTRUCTION NOTE. The obligation of the BORROWER to repay the CONSTRUCTION LOAN shall be evidenced by the CONSTRUCTION NOTE .Notwithstanding any provisions of the CONSTRUCTION NOTE, interest shall be payable at the rate provided therein only on such portions of the CONSTRUCTION LOAN proceeds as actually have been disbursed pursuant to this AGREEMENT.
2.3 Interest on the CONSTRUCTION NOTE. Interest on the CONSTRUCTION NOTE shall accrue at the LIBOR RATE, plus three hundred eighty basis points prior to acceleration or maturity, and six hundred basis points in excess of the LIBOR RATE in effect from time to time after maturity, whether by acceleration or otherwise.
2.4 Repayment of the CONSTRUCTION NOTE. Interest only shall be payable quarterly on the CONSTRUCTION NOTE. All outstanding principal and accrued but unpaid interest shall be payable on the LOAN TERMINATION DATE.
2.5 TERM LOAN. On COMPLETION DATE, the CONSTRUCTION LOAN shall be paid in full by a new term loan (“TERM LOAN”), evidenced by several promissory notes, described in the September 26, 2003 commitment letter sent by BANK to BORROWER and accepted on September 26, 2003 by BORROWER. The balance on such NOTES will be due and payable on LOAN TERMINATION DATE. At CLOSING, BORROWER may elect to fix the interest rate on up to fifty percent (50%) of the TERM LOAN. If such election is made, the portion of the TERM LOAN representing the fixed rate interest accrual, will be evidenced by a promissory note (“SWAP NOTE”) which will require payment of principal and interest as set forth in Exhibit 2.5, attached hereto, and as to which BORROWER will execute a SWAP AGREEMENT, in form acceptable to BANK. The balance of the TERM LOAN will be evidenced by NOTES as described in the above described commitment letter.
2.6 REVOLVING LOAN. BANK agrees to lend $3,500,000.00 to BORROWER pursuant to this facility, As a part of this facility, BANK will issue its letters of credit at BORROWER’s request, on BORROWER’s account, pursuant to the BANK’s customary policies and with its standardized documents. BANK will credit proceeds of this revolving loan (“REVOLVING LOAN”) to BORROWER’s deposit account with the BANK, bearing number 22672911. Subject to the terms hereof, the BANK will lend the BORROWER, from time to time until the “LOAN TERMINATION DATE” such sums in integral multiples of $10,000,00 as the BORROWER may request by reasonable same day notice to the BANK, received by the BANK not later than 11:00 A.M. of such day, but which shall not exceed in the aggregate principal amount at any one time outstanding, $3,500,000,00, less the aggregate amounts of any issued and outstanding letters of credit issued by BANK at the request of and on the account of BORROWER (the “LOAN COMMITMENT”). The BORROWER may borrow, repay without penalty or premium and reborrow hereunder, from the date of this AGREEMENT until the LOAN TERMINATION DATE, either the full amount of the LOAN COMMITMENT or any lesser sum which is $10,000.00 or an integral multiple thereof. It is the intention of the parties that the outstanding balance of the REVOLVING LOAN shall not exceed the BORROWING BASE, as required in Section 6, and if at any time said balance exceeds the

BORROWING BASE, BORROWER shall forthwith pay BANK sufficient funds to reduce the balance of the REVOLVING LOAN until it is in compliance with this requirement.
2.7 THE_REVOLVING NOTE. The LOAN COMMITMENT shall be evidenced by a REVOLVING NOTE having stated maturity on the LOAN TERMINATION DATE, in the form attached hereto as Exhibit C.
2.8 INTEREST ON THE REVOLVING NOTE. Interest on the REVOLVING NOTE shall accrue at the LIBOR RATE, plus three hundred eighty basis points prior to acceleration or maturity, and six hundred basis points in excess of the LIBOR RATE in effect from time to time after maturity, whether by acceleration or otherwise.
2.9 Payments and Prepayments. All principal, interest and fees due under this AGREEMENT, the NOTES and the LOAN DOCUMENTS shall be paid in immediately available funds as contracted in this AGREEMENT and no later than the payment due date set forth in the periodic statements mailed to the BORROWER, by the BANK. Should a payment come due on a day other than a BANKING DAY, then the payment shall be made no later than the next BANKING DAY and interest shall continue to accrue during the extended period.
     On the occasion of any prepayment of the CONSTRUCTION NOTE or the TERM NOTE in full, BORROWER will pay to BANK a prepayment fee calculated as follows: If the prepayment occurs during the construction of the PROJECT or within the first three years of the TERM LOAN, a fee of three (3%) percent if during the construction period or within the first year of the TERM LOAN, two (2%) percent if within the second year, and one (1%) percent of the amount prepaid if within the third year, shall be paid to BANK.
     The NOTES evidencing the OBLIGATIONS may also include requirements for compensation to the BANK for prepayment of such NOTES evidencing fixed interest rates.
2.10 Fees. At or before CLOSING, the BORROWER shall pay to the BANK a due diligence and negotiation fee in the sum of $100,000.00, which fee BORROWER agrees and acknowledges has been earned by BANK as of the execution hereof as the result of BANK’s efforts to acquire participating lenders. At CLOSING, the BORROWER shall pay to the BANK a commitment fee of $250,000.00, which fee BORROWER, agrees and acknowledges has been earned by BANK. At COMPLETION DATE, and on each annual anniversary of COMPLETION DATE for five years subsequent to COMPLETION DATE, the BORROWER shall pay to the BANK an Annual Servicing Fee of 550,000.00, which fee BORROWER agrees and acknowledges has been earned by BANK; provided, however, an Annual Servicing Fee shall not be due and payable on the LOAN TERMINATION DATE and the BANK shall refund the Annual Servicing Fee on a pro rata basis if the Loan Termination Date occurs other than on an anniversary of the COMPLETION DATE, BORROWER agrees to pay BANK an unused commitment fee equal to 37.5 basis points of the average unused portion of the REVOLVING LOAN (after deducting the face amount of Letters of Credit issued under Section 2.6, above), calculated and payable on a quarterly basis in arrears; provided, however, the unused commitment fee shall not apply and be payable by the BORROWER until such time as the BORROWER has requested, and the BANK has deposited, the initial advance of the REVOLVING LOAN into the BORROWER’s deposit account with BANK. In addition,

BORROWER shall pay BANK fees for issuance of Letters of Credit according to the bank’s customary fee schedule.
2.11 Appraisal. If the BANK is required by any government entity with regulatory authority over the BANK to obtain a real estate appraisal, the BANK will obtain, at BORROWER’s expense, an appraisal of the PROJECT and PROPERTY providing values obtained by use of the cost approach, the income approach and the replacement cost approach. If such appraisal shows that the outstanding CONSTRUCTION LOAN amount at that time exceeds the value of the PROJECT and PROPERTY as determined by the appraisal, using the replacement cost approach, then the BORROWER shall, within thirty (30) days of notice by the BANK and without penalty or premium, pay the difference between the outstanding CONSTRUCTION LOAN amount and the appraised value amount of the PROJECT and PROPERTY as determined by such appraisal, and no further advances shall be made on the CONSTRUCTION LOAN thereafter until such time as the appraised value of the PROJECT and PROPERTY exceeds the CONSTRUCTION LOAN amount.
2.12 Incentive Pricing. The interest rate applicable to the TERM LOAN and the REVOLVING LOAN is subject to reduction commencing six months subsequent to COMPLETION DATE, based on the business results of BORROWER. In the event that BORROWER maintains the following ratios, as measured at the end of each calendar quarter, the interest rate will be reduced accordingly:

If INDEBTEDNESS to NET WORTH
is less than:	Interest will be:
1.15 : 1.00	LIBOR RATE plus 330 basis points
1.00 : 1.00	LIBOR RATE plus 300 basis points
.75 : 1.00	LIBOR RATE plus 280 basis points
SECTION 3 Disbursement Procedures.
3.1 Submission of DRAW REQUESTS. Whenever the BORROWER desires a disbursement under the CONSTRUCTION LOAN, which shall be no more often than three times a month, unless BANK agrees otherwise, the BORROWER shall submit to the BANK a DRAW REQUEST, duly executed on behalf of the BORROWER setting forth the information requested therein. Each DRAW REQUEST shall be delivered to the BANK at least five (5) days before the date the disbursement is desired.
3.2 Amount of DRAW REQUEST. Each DRAW REQUEST shall be limited to amounts equal to (i) the total of costs actually incurred and paid or owing by the BORROWER to the date of such DRAW REQUEST for work performed or materials incorporated in the PROJECT as described in the PLANS, plus (ii) the cost of materials and equipment not incorporated in the PROJECT, but delivered to and suitably stored at the PROJECT site, plus (iii) prepayments for equipment when prepayment is required by the manufacturer or supplier; less, (iv) prior disbursements for such costs and from the CONSTRUCTION LOAN or BORROWER’s WORKING CAPITAL for such costs. Notwithstanding anything herein to the contrary, no disbursements for materials stored at the

PROJECT site will be made by the BANK unless the BORROWER shall advise the BANK of its intention to store materials prior to their delivery, and provide suitable security for such storage.
     Provided, however, the amount of the initial ten DRAW REQUESTS shall be in minimum amounts of $600,000.00 each.
     Further provided, however, as to the first ten DRAW REQUESTS as the result of the GENERAL CONTRACTOR’s agreement for capital injection into BORROWER, BANK shall pay to GENERAL CONTRACTOR an amount equal to $600,000.00 less than the amount of each such DRAW REQUEST, in full satisfaction of BORROWER’s obligations to the GENERAL CONTRACTOR for such DRAW REQUEST.
3.3 Other Documents. At the time of submission of each DRAW REQUEST, the BORROWER shall submit or cause to be submitted to the BANK the following:
3.3.1. A written lien waiver from the GENERAL CONTRACTOR, and each SUBCONTRACTOR for work done and materials supplied by it which were paid for pursuant to the next preceding DRAW REQUEST with copies of all invoices supporting the DRAW REQUEST.
3.3.2. A document from the BORROWER and GENERAL CONTRACTOR, and if applicable, the INDEPENDENT INSPECTOR requesting and/or approving payment of the relevant DRAW REQUEST.
3.3.3. Such other supporting evidence as may be reasonably requested by the BANK to substantiate all payments which are to be made out of the relevant DRAW REQUEST and/or to substantiate all payments then made with respect to the PROJECT.
3.4 Cost Over Runs. The BORROWER agrees that all cost over runs on the PROJECT shall be paid solely by the BORROWER and that the BORROWER shall deliver additional funds to the BANK in accordance with Section 3.6 of this AGREEMENT to pay any cash required to fund cost over runs on the PROJECT.
3.5 Making the Disbursements. If on the date a DRAW REQUEST is received by BANK, the BORROWER has performed all of its agreements and complied with all requirements therefore to be performed or complied with hereunder including satisfaction of all applicable conditions precedent contained in Section 4 of this AGREEMENT and, if required by the BANK, the BANK has received a current report from the INDEPENDENT INSPECTOR documenting material compliance with the PLANS for those portions of the PROJECT indicated as completed in the DRAW REQUEST and otherwise confirming the acceptability of the PROJECT work represented by the DRAW REQUEST; the BANK shall pay to the BORROWER the amount of the requested disbursement. Each disbursement disbursed to the BORROWER under the CONSTRUCTION LOAN shall bear interest at the rate provided in the CONSTRUCTION NOTE evidencing the disbursement from the date such disbursement is so disbursed to the BORROWER or deposited into BORROWER’s account.
3.6 Deposit of Funds by the BORROWER . If the INDEPENDENT INSPECTOR shall at any time in good faith determine that the undisbursed amount of the CONSTRUCTION LOAN is less than the amount required to pay all cash required to pay costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the PROJECT after application of all funds received from the BORROWER’s equity and shall thereupon send written notice thereof to the BORROWER specifying the amount required to be deposited by the BORROWER with the BANK to provide sufficient funds to complete the PROJECT, the BORROWER agrees that it will, within thirty (30) calendar days of receipt of any such notice, deposit with the BANK, the amount of funds specified in the BANK’s notice. The BORROWER agrees that any such funds deposited with the BANK may be disbursed before any further disbursement of CONSTRUCTION LOAN proceeds from the BANK, to pay any and all costs and expenses of any kind in connection with completion of the PROJECT.
3.7 Disbursements Without Receipt of DRAW REQUEST. Notwithstanding anything herein to the contrary, the BANK shall have the irrevocable right at any time and from time to time to apply funds which it agrees to disburse hereunder to pay interest on the CONSTRUCTION NOTE as and when such interest becomes due, and to pay any and all of the expenses of BANK related to the PROJECT and the CONSTRUCTION LOAN, all without receipt of a DRAW REQUEST.
3.8 Miscellaneous Procedures. BANK may establish additional procedures regarding disbursements as are reasonable to assure the proceeds of the CONSTRUCTION LOAN are paid only to those persons and entities entitled to the same, and that the liens securing the OBLIGATIONS are in all cases first and paramount liens on the PROPERTY.
3.9 Appointment of INDEPENDENT INSPECTOR. No DRAW REQUEST shall be honored after commencement of construction unless BORROWER has consented to the appointment of an INDEPENDENT INSPECTOR.
3.10 Limitation on Advances. Notwithstanding any other provision of this section, BANK is not required to advance more than $6,000,000.00 in the aggregate under the CONSTRUCTION LOAN until BANK has obtained participation agreements with other Lenders satisfactory to BANK.
SECTION 4 Conditions of Lending.
4.1 Conditions Precedent to the Initial Disbursement. The obligation of the BANK to make its initial disbursement under the CONSTRUCTION LOAN is subject to the condition precedent that the BORROWER shall be in compliance with the conditions set forth in Section 4.2 of this AGREEMENT and to the further condition precedent that the BANK shall have received on or before the CLOSING all of the following, each dated (unless otherwise indicated) such day, in form and substance satisfactory to the BANK:

4.1.1 The CONSTRUCTION NOTE, duly executed on behalf of the BORROWER.
4.1.2 The DEED OF TRUST and Notice of Commencement, both duly executed on behalf of the BORROWER.
4.1.3 The ASSIGNMENT OF RENTS, duly executed on behalf of the BORROWER.
4.1.4 The SECURITY AGREEMENT, duly executed on behalf of the BORROWER.
4.1.5 A financing statement or statements sufficient when filed to perfect the security interests granted under the DEED OF TRUST, the ASSIGNMENT OF RENTS, the SECURITY AGREEMENT, and the ASSIGNMENT OF DESIGN/BUILD CONSTRUCTION CONTRACT, to the extent such security interests are capable of being perfected by filing.
4.1.6 A copy of the PLANS, certified by GENERAL CONTRACTOR and the BORROWER.
4.1.7 The ASSIGNMENT OF DESIGN/BUILD CONSTRUCTION CONTRACT, duly executed by the BORROWER and consented to by the GENERAL CONTRACTOR and a copy of the DESIGN/BUILD CONSTRUCTION CONTRACT, together with the General Conditions of Contract referred to therein.
4.1.8 A total project cost statement on the PROJECT duly executed by the BORROWER, setting forth the anticipated total cost of the PROJECT’s completion, and a construction cost statement duly executed by the GENERAL CONTRACTOR, setting forth its anticipated construction costs of the PROJECT.
4.1.9 An ALTA. (American Land Title Association) Survey of the PROPERTY, prepared at the BORROWER’s expense, currently certified by a licensed, registered surveyor and incorporating the legal description of the PROPERTY, showing the location of all points and lines referred to in the legal description, the location of any existing improvements, the proposed location of the PROJECT (including parking) as being within the exterior boundaries of the PROPERTY and in compliance with all applicable building set-back requirements, and the location of all utilities and the location of all easements and encroachments onto or from the PROPERTY that are visible on. the PROPERTY, known to the surveyor preparing the survey or of record, identifying easements of record by recording data, and currently certified by the surveyor that there are no such easements or encroachments upon the PROPERTY except as shown on the survey.
4.1.10 An as built appraisal based upon the PLANS to be performed by Natwick Associates Appraisal Services which shows the as-completed value of the PROPERTY and PROJECT addressed to and otherwise acceptable to BANK.

4.1.11 A title binder, issued by Title First of Nebraska, L.L.C. as agent for Old Republic National Title Insurance Company, (the “TITLE COMPANY”) at BORROWER’s expense, constituting a commitment by the TITLE COMPANY to issue a mortgagee’s title policy in favor of the BANK as beneficiary under the DEED OF TRUST, that will be free from all standard exceptions, including mechanics’ liens and all other exceptions not previously approved by the BANK and that will insure the DEED OF TRUST to be a valid first lien on the PROPERTY, and with the following ALTA endorsements: Zoning Form 3, Zoning — Completed Structure Form 3.1, Variable Rate Mortgage Form 6, Restrictions/Encroachments Improved Land Form 9.2 and Revolving Credit/Variable Rate Form JR-2.
4.1.12 A soil report on the PROPERTY certified by a registered engineer including structural design recommendations in form and substance satisfactory to the BANK. Such report shall include soil borings and geo-technical analyses.
4.1.13 A Phase I Environmental Report of the PROPERTY, as well as any subsequent Limited Environmental Site Assessments issued prior to CLOSING, all in form and content satisfactory to the BANK.
4.1.14 Copies of all PERMITS from the applicable regulatory agencies from whom a permit or license is required.
4.1.15 Copies of documents from the appropriate state, federal, city or county authority having jurisdiction over the PROPERTY and the PROJECT that provide to the reasonable satisfaction of the BANK that the PROJECT when constructed in accordance with the PLANS will comply in all material respects with all applicable ordinances, zoning, subdivision, platting, environmental and land use requirements, without special variance or exception, and such other evidence as the BANK shall reasonably request to establish that the PROJECT and the contemplated use thereof are permitted by and comply in all material respects with, all applicable use or other restrictions and requirements in prior conveyances, zoning ordinances, environmental laws and regulations, water shed district regulations and all other applicable laws or regulations, and governmental authorities having jurisdiction over the PROJECT. BORROWER is not required to obtain advance confirmation from any governmental body that the PROJECT will comply with such ordinances, regulations and requirements.
4.1.16 Copies of the policy of property/casualty insurance and comprehensive general liability insurance and a certificate of the worker’s compensation insurance required under Section 6 of this AGREEMENT, with all such insurance in full force and effect and approved by the BANK, in the exercise of its reasonable discretion, and naming BANK as an mortgage and additional named insured, together with appropriate flood insurance, if the PROPERTY is in a flood hazard area. Notwithstanding the foregoing, BORROWER is not required to obtain worker’s compensation insurance until required by Nebraska law.

4.1.17 A signed opinion of counsel for the BORROWER, addressed to the BANK and containing customary qualifications, opining that: 1) the BORROWER is duly organized and in good standing In the state of Nebraska; 2) the BORROWER is qualified in each state in which it does business and is legally required to be qualified; 3) the BORROWER has the corporate power to execute and deliver the LOAN DOCUMENTS to which it is a party and to borrow money and perform in accordance with the terms of such LOAN DOCUMENTS; 4) to the counsel’s knowledge, all actions and consents by BORROWER necessary to the validity of the LOAN DOCUMENTS to which it is a party have been obtained; 5) the LOAN DOCUMENTS to which it is a party have been duly signed and are the valid and binding obligation of the BORROWER and enforceable in accordance with their terms; and 6) to the best of counsel’s knowledge, the LOAN DOCUMENT to which it is a party and the transactions contemplated there under do not conflict with any provision of the Articles of Incorporation of BORROWER or its bylaws, or any agreement binding upon the BORROWER or its properties,
4.1.18 A Certificate of Authority executed by such person or persons authorized by the BORROWER’S organizational documents and/or agreements to do so, certifying the incumbency and signatures of the officers or other persons authorized to execute the LOAN DOCUMENTS to which it is a party, and authorizing the execution of the LOAN DOCUMENTS to which it is a party and performance in accordance with their terms.
4.1.19 A recently certified copy of the BORROWER’S operating agreement, and any amendments, if applicable.
4.1.20 A recently certified copy of the BORROWER’S Articles of Organization and any amendments, if applicable.
4.1.21 A certificate of good standing for the BORROWER from the office of the Nebraska Secretary of State.
4.1. .22 By CLOSING, proof of injection of equity capital into BORROWER of no less than $18,500,000.00 including SUBORDINATED DEBT.
4.1.23 Prior to initial disbursement, a copy of the MARKETING CONTRACT(s) together with assignments in favor of BANK in form satisfactory to BANK.
4.1.24 A copy of any existing contracts for BORROWER’S natural gas, electricity and water service and assignments thereof in favor of BANK in form satisfactory to BANK.
4.1.25 Proof of the existence of a completion bond for the PROJECT, in form satisfactory to BANK, including BANK, as an additional beneficiary.

4.2 Conditions Precedent to All Disbursements. The obligation of the BANK to make each disbursement under the CONSTRUCTION LOAN (including the initial disbursement) shall be subject to the further conditions precedent that on the date of such disbursement:
4.2.1 The representations and warranties contained in Section 5 of this AGREEMENT are correct on and as of the date of such disbursement as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date and except to the extent of changes permitted under the terms of this AGREEMENT.
4.2.2 No event has occurred and is continuing, or would result from such disbursement, which constitutes an EVENT OF DEFAULT.
4.2.3 No determination shall have been made by the BANK that the undisbursed amount of the CONSTRUCTION LOAN is less than the amount required to pay all costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the PROJECT: or, .if such a determination has been made and notice thereof sent to the BORROWER in accordance with this AGREEMENT, the BORROWER shall have deposited the necessary funds with the BANK in accordance with the Section 3.6 of this AGREEMENT.
4.2.4 The disbursement requirements of Section 3 of this AGREEMENT have been satisfied.
4.2.5 If required by the BANK, the BANK shall be furnished with a statement from the BORROWER and the GENERAL CONTRACTOR, in form and substance satisfactory to the BANK, in the exercise of its reasonable discretion, setting forth the names, addresses and amounts due or to become due, as well as the amounts previously paid, to every SUBCONTRACTOR.
4.2.6 No PERMIT necessary for the construction of the PROJECT shall have been revoked or the issuance thereof subjected to challenge before any court or other governmental authority having or asserting jurisdiction as to the PROJECT.
4.2.7 The parties intend that the CONSTRUCTION LOAN is available to fund the lesser of Fifty-five (55%) percent of the total cost of the PROJECT, including all other approved expenses as set forth in the final version of the Sources and Uses of Funds document furnished to BANK by BORROWER prior to Closing, or $32,900,000.00. No advances or disbursements under the CONSTRUCTION LOAN shall exceed such levels, unless BANK consents in writing to the same.
4.3 Conditions Precedent to the Final Disbursements. The obligation of the BANK to make the final disbursement on the CONSTRUCTION LOAN shall be subject to the condition precedent that the BORROWER shall be in compliance with all conditions set forth in Sections 4.1 and 4.2 of this

AGREEMENT and further, that the following conditions shall have been satisfied on or prior to the COMPLETION DATE:
4.3.1 The PROJECT has been completed in material compliance with the PLANS and the BANK shall have received a certificate of completion from the GENERAL CONTRACTOR, certifying that (i) work on the PROJECT has been completed in material compliance with the PLANS and all labor, services, materials and supplies used in such work have been paid for and (ii) the completed PROJECT conforms in all material respects with all applicable zoning, land use planning, building and environmental laws and regulations of the governmental authorities having jurisdiction over the PROJECT.
4.3.2 The BANK has received satisfactory evidence that all work requiring inspection by municipal or other governmental authorities having jurisdiction has been duly inspected and approved by such authorities and by the rating or inspection organization, bureau, corporation or office having jurisdiction.
4.3.3 The BANK shall have received a lien waiver from each SUBCONTRACTOR and the GENERAL CONTRACTOR for all work done and for all materials furnished by it for the PROJECT.
4.3.4 The BANK has received an itemized list from BORROWER of all equipment and fixtures, which are at that time subject to BANK’s security interest.
4.3.5 A copy of the RISK MANAGEMENT CONTRACT together with assignments in favor of BANK in form satisfactory to BANK.
4.3.6 An assignment in favor of BANK of BORROWER’s grain hedging account with an entity approved by BANK, which approval will not be unreasonably withheld, together with a control agreement as to same, all in form acceptable to BANK.
4.4 No Waiver. The making of any disbursement under the CONSTRUCTION LOAN prior to fulfillment of any condition thereto shall not be construed as a wavier of such condition, and the BANK reserves the right to require fulfillment of any and all such conditions prior to making any subsequent disbursements under the CONSTRUCTION LOAN.
SECTION 5 Representations and Warranties.
To induce the BANK to enter into this AGREEMENT, the BORROWER makes the following representations and warranties and agrees that each DRAW REQUEST constitutes a reaffirmation of these representations and warranties:
5.1 Existence and Power. The BORROWER is a limited liability company duly formed and in good standing under the laws of the state of Nebraska. The BORROWER has accomplished all necessary actions required by a corporate entity under applicable law to own the PROPERTY and construct the PROJECT, and to execute and deliver, and to perform all of its obligations under the LOAN DOCUMENTS to which it is a party.
5.2 Authorization of Borrowing; No Conflict as to Law or Other Agreements. The execution, delivery and performance by the BORROWER of the LOAN DOCUMENTS and the borrowings from time to time hereunder have been duly authorized by all necessary corporate actions of the BORROWER and do not and will not (a) require any material consent or approval, or authorization, by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those obtained and in full force and effect, (b) violate, in any material respect, any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the BORROWER, or violate any provision of the Articles of Organization or operating agreement of the BORROWER, (c) result in a breach of or constitute a default beyond any applicable cure period under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the BORROWER is a party or by which it or its properties may be bound or affected, or (d) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature to or with any other creditor of the BORROWER, in the aggregate exceeding $100,000.00, upon or with respect to any of the properties now owned or hereafter acquired by the BORROWER.
5.3 Legal Agreements. The LOAN DOCUMENTS to which it is a party constitute the legal, valid and binding obligations of the BORROWER enforceable against the BORROWER in accordance with their respective terms, and as to the LOAN DOCUMENTS to which BORROWER is not a party, BORROWER believes such documents constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
5.4 License and Permits. The BORROWER has all necessary PERMITS required for construction and operation of the PROJECT except those which are not required for the current stage of construction of the PROJECT, or which cannot be obtained until completion of the PROJECT.
5.5 Construction of the PROJECT. The PROJECT will be constructed in material compliance with the PLANS; and will not encroach upon or overhang any easement or right-of-way on land not constituting part of the PROPERTY. The PROJECT, both during construction and on COMPLETION DATE, and the contemplated use thereof, will not violate in any material respect, any applicable zoning or use statute, ordinance, building code, rule or regulation, or any covenant or agreement of record. The BORROWER agrees that it will furnish from time to time such satisfactory evidence with respect thereto as may be required by the BANK.
5.6 Title to the PROPERTY. The BORROWER has good and marketable fee simple title to the PROPERTY.

5.7 Financial Condition. The BORROWER has furnished to the BANK its compiled cash flow projection of the BORROWER for periods through December 31, 2008 which projections were dated September 24, 2003 (the “PROJECTIONS”). The PROJECTIONS fairly present the projected financial condition of the BORROWER on the dates thereof, and were prepared in GAAP format and on the basis of assumptions deemed reasonable by the BORROWER. There has been no material adverse change in the operations, properties or condition (financial or otherwise) of the BORROWER since the date of the PROJECTIONS and no additional borrowings have been made by the BORROWER other than the borrowing contemplated hereby or approved by the BANK. No certificate or statement furnished to the BANK by or on behalf of the BORROWER in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. To the best of the knowledge of the BORROWER, there is no fact which materially adversely affects or in the future (so far as the BORROWER now foresees) may materially adversely affect the operation or prospects or condition (financial or other) of the BORROWER or its properties or assets, which has not been set forth herein or in a certificate or statement furnished to the BANK by the BORROWER.
5.8 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the BORROWER, threatened against or affecting the BORROWER or the properties of the BORROWER before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the BORROWER, would have a material adverse effect on the financial condition, properties, or operations of the BORROWER.
5.9 Taxes. The BORROWER has filed all federal, state and local tax returns which to the knowledge of the BORROWER are required to be filed, and the BORROWER has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due except those which the BORROWER is contesting in good faith and with respect to which adequate reserves have been set aside.
5.10 No Default. There is no event, which is, or with notice or the lapse of time would be, an EVENT OF DEFAULT under this AGREEMENT.
5.11 ERISA. The BORROWER is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and has received no notice to the contrary from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental entity or notice of any claims or pending claims under ERISA.
5.12 Environmental Matters. Except as set forth in the Phase I Environmental Report referenced in Section 4.1 of this AGREEMENT: 1) the BORROWER is in compliance in all material respects with all health and environmental laws applicable to the BORROWER and its operations and knows of no conditions or circumstances that could materially interfere with such compliance in the future;

2) except for PERMITS that cannot be obtained until completion of the PROJECT, the BORROWER has obtained all PERMITS, and approvals required by law for the operation of its business; and 3) the BORROWER has not identified any “recognized environmental conditions,” as that term is defined by the American Society for Testing and Materials in its standards for environmental due diligence, which could subject the BORROWER to enforcement action if brought to the attention of appropriate governmental authorities.
5.13 Necessary Utilities, Etc. BORROWER has made suitable arrangements so that the PROJECT has all necessary electrical, gas, water, and sewer facilities in place for the proper construction and operation of its ethanol plant. BORROWER has made adequate provision for all storage facilities, equipment and product supplies, including corn, as specified by its engineers for the maximum output and operation of the plant.
SECTION 6 Additional Covenants of the BORROWER.
6.1 Financial Information and Reporting. Except as otherwise stated in this AGREEMENT, all financial information provided to the BANK shall be compiled using GAAP consistently applied. During the time period that any amounts are outstanding under the CONSTRUCTION NOTE or this AGREEMENT or the LOAN DOCUMENTS to which it is a party, unless the BANK shall otherwise agree in writing:
6.1.1 Annual Financial Statements. BORROWER shall provide the BANK within 120 days of the BORROWER’s fiscal year end, the BORROWER’s consolidated, annual financial statements. The statements must be audited with an unqualified opinion by a certified public accountant reasonably acceptable to the BANK, with such opinion directed both to BORROWER and to BANK, and must be accompanied by a certificate of such accountants stating whether, in conducting their audit, they have become aware of any event of default under this AGREEMENT, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an EVENT OF DEFAULT, specifying the nature and duration of the default. Such audit statement shall be accompanied by the accountants’ calculations of BORROWER’s compliance with the covenants contained in Section 6.2 of this AGREEMENT as of the said fiscal year end.
6.1.2 The BORROWER will furnish to the BANK within thirty (30) days after the end of each calendar month, consolidated financial statements of the BORROWER for such period and year to date all in reasonable detail, except for the absence of financial footnotes.
6.1.3 For each full calendar quarter ending after COMPLETION DATE, BORROWER will deliver to BANK, within thirty (30) days of each calendar quarter end, a certificate in a form reasonably acceptable to BANK that has been signed by an officer or manager of BORROWER, which: 1) certifies that the statements required by section 6.1.1 and 6.1.2 have been accurately prepared in accordance with GAAP applied consistently (except for the absence of financial footnotes to the statements furnished under Section 6.1.2); 2) certifies that the officer or manager has no knowledge of any EVENT OF DEFAULT under this

AGREEMENT or the LOAN DOCUMENTS, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an event of default under this AGREEMENT or the LOAN DOCUMENTS.
6.1.4 After COMPLETION DATE, BORROWER will deliver to BANK each month, within thirty (30) days of each month end, a monthly Production Report, in form acceptable to BANK, reporting for such month BORROWER’s Input and Output amounts of corn or other grain usage, Natural Gas Usage, DDGs and WDGs Output, Ethanol Output, and if app1icab1e, CO2 Output.
6.1.5 BORROWER shall notify BANK of the existence of any EVENT OF DEFAULT promptly after such EVENT OF DEFAULT becomes known to any manager, officer or director of BORROWER.
6.1.6 BORROWER shall authorize all federal, state and municipal authorities to furnish reports of examinations, records and other information relating to the condition and affairs of the BORROWER and its ethanol plant, and any information from reports, returns, files and records by such authorities regarding BORROWER upon request to the BANK.
6.1.7 The BORROWER will give the BANK prompt written notice of any material violation as to any environmental matter by the BORROWER and, of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any PERMITS held by the BORROWER which are material to the operations of the BORROWER, and (ii) which will or threatens to impose a material liability on the BORROWER, to any person or party or which will require a material expenditure by the BORROWER to cure any alleged problem or violation.
6.1.8 The BORROWER will give prompt notice to the BANK of (i) any litigation or proceeding in which it is a party if an adverse decision therein would require it to pay more than $100,000.00 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (ii) the institution of any other suit or proceeding involving it that might materially and adversely affect its operations, financial condition, property, or business prospects.
6.1.9 BORROWER shall provide monthly borrowing base certificates in a form reasonably acceptable to BANK, calculating advance rates under the REVOLVING LOAN pursuant to the BORROWING BASE beginning with the certificate with respect to the fourth month following COMPLETION DATE.
6.1.10 The BORROWER will provide the BANK, no later than thirty- (30) days prior to COMPLETION DATE, proof of retention by BORROWER of Fagen Management, LLC or its successors as BORROWER’s general manager.

6.1.11 The BORROWER will provide the BANK with such other information as it may reasonably request.
6.2 Financial Covenants. At all times that any amounts arc outstanding under the CONSTRUCTION NOTE, the TERM NOTE, or this AGREEMENT or the LOAN DOCUMENTS to which BORROWER is a party, unless the BANK shall otherwise agree in writing, the BORROWER agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the capitalized definitions:
6.2.1	The BORROWER shall maintain a FIXED CHARGE COVERAGE RATIO, measured on a trailing four quarters basis at the end of each full calendar quarter, of no less than 1.25: 1.0, for all periods following COMPLETION DATE. Provided, however, the FIXED CHARGE COVERAGE RATIO shall be measured as follows for the first three quarters after COMPLETION DATE:

1ST quarter: on a trailing one quarter basis at the end of the calendar quarter
2nd quarter: on a trailing two quarter basis at the end of each calendar quarter
3rd quarter: on a trailing three quarter basis at the end of each calendar quarter
6.2.2 The BORROWER shall maintain NET WORTH of not less than $26,900,000.00 at all times after COMPLETION DATE. The required minimum NET WORTH of BORROWER, which is to be measured annually at the end of each fiscal year of BORROWER, shall increase each fiscal year by an amount equal to the greater of (a) $250,000.00 or (b) the amount of undistributed earnings accumulated during the fiscal year just ended, but not including allowable distributions attributable to the just ended fiscal year’s earnings.
6.2.3 The BORROWER shall determine, at each fiscal year end following COMPLETION DATE, the amount of its EXCESS CASH FLOW for said fiscal year, and within one hundred twenty days following such fiscal year end, pay twenty percent (20%) of such sum to BANK, to be applied to the principal amount of the CONSTRUCTION LOAN or the TERM LOAN, as applicable. Such annual payment shall not release BORROWER from making any payment of principal or interest otherwise required by the CONSTRUCTION NOTE or TERM NOTE. No payment of EXCESS CASH FLOW shall be the cause of a payment to BANK for interest rate breakage fees or otherwise result in any prepayment penalty.
6.2.4 BORROWER shall maintain the following minimum WORKING CAPITAL during the periods stated below, measured continuously:

Period	Minimum WORKING CAPITAL
Beginning with the fourth month after COMPLETION DATE	$3,000,000.00

During seventh through twelfth months after COMPLETION DATE	$4,000,000.00

Beginning with the thirteenth month after COMPLETION DATE until payment in fall of the TERM LOAN	$5,000,000.00
For the purpose of this covenant, the amount of any reduction in any revolving feature of the TERM LOAN shall constitute an addition to WORKING CAPITAL.
6.2.5 BORROWER shall determine annually at the end of its fiscal year, the amount of state and federal incentive payments it has received during the said fiscal year. Thirty percent (30%) of such payments shall be paid to BANK for application to the OBLIGATIONS. At BORROWER’s option, up to fifty-five percent (55%) of such incentive payments may be distributed to BORROWER’s members, but no less than fifteen percent (15%) of such incentive payments shall be retained by BORROWER as WORKING CAPITAL.
6.3 Affirmative Covenants. During the time period that any amounts are outstanding under the NOTES, this AGREEMENT or the LOAN DOCUMENTS to which BORROWER is a party, unless the BANK shall otherwise agree in writing the BORROWER shall:
6.3.1 Diligently proceed with construction of the PROJECT in material compliance with the PLANS and in accordance in all material respects with all applicable laws and ordinances, and complete the PROJECT by the COMPLETION DATE.
6.3.2 Use the proceeds of each of the disbursements under the CONSTRUCTION LOAN solely for the purposes set forth in this AGREEMENT.
6.3.3 Use its reasonable best efforts to require the GENERAL CONTRACTOR and each SUBCONTRACTOR to comply in all material respects with all rules, regulations, ordinances and laws bearing on its conduct of work on the PROJECT.
6.3.4 Provide and maintain at all times during the process of building the PROJECT and, from time to time at the request of the BANK, furnish the BANK with proof of payment of premiums on:
(i) Builders’ Risk completed value form insurance insuring the PROJECT (and after completion of the PROJECT, comprehensive, all risk casualty insurance) against all risks, including flood, earthquake, and mechanical and electrical breakdown including testing to the full value of the PROJECT (subject to reasonable loss deductible provisions). The BANK’s interest shall be protected by naming the BANK as additional named insured;

(ii) Commercial General Liability insurance (including products and completed operations, operations of subcontractors, and contractual liability insurance) with limits reasonably acceptable to BANK, but in no event for less than $2,000,000.00;
(iii) Worker’s compensation insurance, with statutory limits, and Employer’s Liability coverage with a $500,000.00 limit.
(iv) Business automobile liability insurance insuring all vehicles on the site, including hired and non-owned liability.
(v) Environmental coverage shall be provided for clean up and removal once the Project becomes operational, but only insofar as it is reasonably required by BANK.
The policies of insurance required pursuant to clauses (i) and (ii) above shall be in form and content satisfactory to the BANK and shall be placed with financially sound and reputable insurers. The policy of insurance referred to in clause (i) above shall contain an agreement of the insurer to give not less than thirty (30) days’ advance written notice to the BANK in the event of cancellation of such policy or change affecting the coverage there under. Acceptance of insurance policies referred to in clauses (i) and (ii) above shall not bar the BANK from requiring additional insurance, which it reasonably deems necessary.
6.3.5 Assign to BANK, in form acceptable to BANK, all equipment and systems warranties relating to the PROTECT, together with all contracts for natural gas, electricity, water and other utilities, as the same are obtained by BORROWER following CLOSING.
6.3.6 Maintain accurate and complete books, accounts and records pertaining to the PROPERTY and the PROJECT and its ongoing and continuing operations in form and substance reasonably satisfactory to the BANK. The BORROWER will permit the BANK, at the BANK’s expense if BANK employees makes the inspection, but at BORROWER’s expense if BANK contracts with third parties at reasonable expense to make the inspection, to examine upon reasonable notice all books, records, contracts, plans, drawings, PERMITS, bills and statements of account pertaining to the PROJECT and to inspect upon reasonable notice all books and records pertaining to its operations and to make extracts there from and copies thereof.
6.3.7 Cause to be paid to the proper authorities when due all federal, state and local taxes, including taxes on the PROPERTY, required to be paid or withheld by it except those which the BORROWER is contesting in good faith and with respect to which adequate reserves have been set aside.
6.3.8 Allow the BANK and its participants, upon reasonable notice, and at its expense, to conduct such inspections of the PROJECT and BORROWER’s personal property subject to the BANK’s security interest as the BANK may deem necessary for the protection of the

BANK’s interest. Provided, however, such inspections shall occur during regular business hours, or such other time as the BORROWER and BANK may agree, and shall not unreasonably interfere with BORROWER’s business operations. Any such inspections shall be made and any certificates issued are solely for the benefit and protection of the BANK, and the BORROWER shall not be entitled to rely thereon.
6.3.9 Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition.
6.3.10 Comply in all material respects with all laws applicable to its form of organization, business, and the ownership of its property.
6.3.11 Maintain and preserve all PERMITS, licenses, rights, privileges, charters and franchises that it is required to hold to construct and operate the PROJECT.
6.3.12 Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the BORROWER.
6.3.13 Maintain primary operating accounts (including those accounts containing BORROWER’s equity capital) at BANK, other than local operating accounts approved by BANK, such approval not to be unreasonably withheld by BANK.
6.3.14 No less than fifty percent (50%) of the amount of Nebraska sales tax credits received by BORROWER (anticipated to aggregate $2,900,000.00) attributable to the installation and acquisition of equipment during the period prior to COMPLETION DATE, shall be paid by BORROWER to BANK for application to the OBLIGATIONS. BORROWER will retain the balance of such tax credits as WORKING CAPITAL.
6.4 Negative Covenants. During the time period that any amounts are outstanding under the NOTES or this AGREEMENT or the LOAN DOCUMENTS to which BORROWER is a party, unless the BANK shall otherwise agree in writing the BORROWER shall not:
6.4.1 Permit any security interest or mortgage or lien on the PROPERTY or PROJECT or other real or personal property BORROWER owns now or in the future, or assign any interest that it may have in any assets or subordinate any rights that it may have in any assets now or in the future, except: (i) liens, assignments, or subordinations in favor of the BANK; (ii) liens, assignments, or subordinations outstanding on the date of this AGREEMENT and disclosed in advance to the BANK in writing and approved by the BANK; (iii) liens for taxes or assessments or other governmental charges not delinquent or which the BORROWER is contesting in good faith; (iv) liens which secure purchase money indebtedness allowed under this AGREEMENT; (v) liens that are imposed by law for obligations for labor or materials not overdue for more than 120 days, such as mechanics’, materialmen’s, carriers’, landlords’, and warehousemen’s liens, or liens, pledges, or deposits under workers’ compensation, unemployment insurance, Social Security, or similar legislation; (vi) liens securing BORROWER’s obligations with respect to Tax Increment Financing Bonds of Merrick County, Nebraska; and (vii) liens securing SUBORDINATED DEBT.
6.4.2 Agree or consent to any material changes in the PLANS, any material changes in the terms and provisions of the DESIGN/BUILD CONSTRUCTION CONTRACT or, to any one change order in an amount exceeding $50,000.00, or all change orders when combined exceeding $100,000.00, or any material change to any other contract identified in Section 4 of this AGREEMENT.
6.4.3 Incorporate in the PROJECT any materials, fixtures or property that are subject to the claims of any other person, whether pursuant to conditional sales contract, security agreement, lease, mortgage, except as permitted under Section 6.
6.4.4 Lease, sell, transfer, convey, assign, or otherwise transfer all or any material part of the interest of the BORROWER in the PROJECT or the PROPERTY.
6.4.5 Cause or suffer any change in its general plant manager without BANK’s approval, which will not unreasonably be withheld.
6.4.6 Engage in any line of business materially different from that presently engaged in by the BORROWER.
6.4.7 Change its legal form of organization.
6.4.8 Make any material changes in its accounting procedures for tax or other purposes.
6.4.9 Incur any INDEBTEDNESS except: (1) debt arising under this or another agreement with the BANK; (ii) trade credit incurred in the ordinary course of business; (iii) indebtedness in existence on the date of this AGREEMENT and disclosed in advance to the BANK in writing, and (iv) SUBORDINATED DEBT. BORROWER shall not borrow other than pursuant to this AGREEMENT, without permission of the BANK. Provided, however, BANK consents to BORROWER in the ordinary course of its business, borrowing up to $50,000.00 each year, without further permission from BANK.
6.4.10 Consolidate, or merge or pool or syndicate or otherwise combine with any other entity, or give any preferential treatment, make any advance, directly or indirectly, by way of loan, gift, bonus, or otherwise, to any entity directly or indirectly controlling or affiliated with or controlled by BORROWER, or any other entity, or to any partner or employee of BORROWER, or of any such entity.

6.4.11 Make, or commit to make, capital expenditures (including the total amount of any capital leases, but excluding BANK approved plant construction) in an aggregate amount exceeding $500,000.00 in any single fiscal year.
6.4.12 Make or pay, without the written consent of BANK, which written consent will not be unreasonably withheld, in any fiscal year, distributions to members of the BORROWER in excess of 40% of the previous fiscal year’s net income, or which would result in the BORROWER at the time of such distribution not being in compliance with any of the covenants set forth in this AGREEMENT after payment of such distribution. Provided, however, BORROWER may increase possible distributions to not exceed 65% of the previous fiscal year’s net income for the periods after NET WORTH exceeds INDEBTEDNESS. Any such distributions shall be made only once per fiscal year, and only after receipt by BANK of BORROWER’s annual audited financial statements and compliance statements as required herein, and if no EVENT OF DEFAULT has occurred or is continuing. BANK and BORROWER agree to negotiate in good faith, on an annual basis, the potential change of such limitation.
6.4.13 Assume, guarantee, endorse or otherwise becoming contingently liable for any obligations of any other person, except for those guaranties outstanding at the time of execution of this AGREEMENT and disclosed to the BANK in writing.
6.4.14 Make sales to or purchases from any affiliate of the BORROWER or extend credit or make payments for services rendered by any affiliate of the BORROWER, except under the MARKETING CONTRACT, unless such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the BORROWER as the terms and conditions which would apply in a similar transaction with a person or party not an affiliate of the BORROWER.
6.4.15 Sell or dispose of all or substantially all its assets.
6.4.16 Redeem, purchase, or retire any of its membership units or capital stock or grant or issue, or purchase or retire for any consideration, any warrant, right or option pertaining thereto, or permit any redemption, retirement, or other acquisition by BORROWER of the ownership of the outstanding membership units or capital stock of the BORROWER.
SECTION 7 EVENTS OF DEFAULT, Rights and Remedies.
7.1 EVENTS OF DEFAULT. Each of the following shall be an EVENT OF DEFAULT and give the BANK the right to exercise its remedies under this AGREEMENT:
7.1.1 The BORROWER shall fail to pay when due any OBLIGATIONS or any other installment of principal or interest or fee payable to BANK.
7.1.2 The BORROWER shall fail to timely provide reports to BANK as provided in

Section 6.
7.1.3 The BORROWER shall fail to observe or perform any other obligation to be observed or performed by it hereunder or under any of the LOAN DOCUMENTS.
7.1.4 The BORROWER shall fail to pay any INDEBTEDNESS in an aggregate principal amount in excess of $100,000.00 due any third persons, and such failure shall continue beyond any applicable grace period, or the BORROWER shall default under any material agreement binding the BORROWER, and such default shall continue beyond any applicable grace period.
7.1.5 Any financial statement, representation, warranty, or certificate made or furnished by or with respect to the BORROWER to the BANK in connection with this AGREEMENT, or as an inducement to the BANK to enter into this AGREEMENT, or in any separate statement or document to be delivered to the BANK hereunder, shall be materially false, incorrect, or incomplete when made.
7.1.6 The BORROWER shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of itself or any of its creditors.
7.1.7 Proceedings in bankruptcy, or for reorganization of the BORROWER, or for the readjustment of debt under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the BORROWER and, except with respect to any such proceedings instituted by the BORROWER, shall not be discharged or stayed within sixty (60) days of their commencement.
7.1.8 A receiver or trustee shall be appointed for the BORROWER or for any substantial part of its respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the BORROWER, and except with respect to any such appointments requested or instituted by the BORROWER, such receiver or trustee shall not be discharged within sixty (60) days of his appointment, and except with respect to any such proceedings instituted by the BORROWER, such proceedings shall not be discharged within sixty (60) days of their commencement, or the BORROWER shall discontinue business or materially change the nature of its business.
7.1.9 The BORROWER shall suffer final judgments for payment of money aggregating in excess of $100,000.00 which are not covered, without reservation, by insurance and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed.

7.1.10 A judgment creditor of the BORROWER shall obtain possession of any of BANK’s collateral by any means, including (without implied limitation) levy, distraint, replevin, or self-help.
7.1.11 The construction of the PROJECT is abandoned or shall be unreasonably delayed or be discontinued for a period of fifteen (15) consecutive calendar days, in each instance for reasons other than acts of God, fire, storm, adverse weather, strikes, blackouts, labor difficulties, riots, inability to obtain materials, equipment or labor, governmental restrictions or any similar cause not subject to the BORROWER’s control and other than a change in the GENERAL CONTRACTOR as provided in Section 7.1.14.
7.1.12 The BORROWER at any time prior to the completion of the PROJECT, shall delay construction or suffer construction to be delayed for any period of time, for any reason whatsoever, so that the completion of the PROJECT cannot be accomplished, in the reasonable judgment of the BANK, by the COMPLETION DATE.
7.1.13 The PROJECT is materially damaged or destroyed by fire or other casualty and the loss, in the reasonable judgment of the BANK, is not adequately covered by insurance actually collected or in the process of collection.
7.1.14 Fagen, Inc. shall cease to be the GENERAL CONTRACTOR and BORROWER has not replaced the GENERAL CONTRACTOR, within thirty- (30) days following the termination of the same to the satisfaction of BANK, which BANK approval shall not be unreasonably withheld.
7.1.15 The entities contracting with BORROWER under the MARKETING CONTRACTS, or their permitted assignees, shall cease to be the marketing agents of BORROWER as to sale of its products, or the entity contracting with BORROWER in the RISK MANAGEMENT CONTRACT shall cease to be the risk manager of BORROWER, and BORROWER has not within thirty (30) days following termination of any of the foregoing hired a replacement to the BANK’s satisfaction, which BANK approval will not be unreasonably withheld.
7.1.16 BORROWER pays a periodic management fee to its general manager prior to BANK’s receipt of scheduled payments on the OBLIGATIONS and Bank’s acknowledgment that all required covenants have been met by BORROWER.
7.1.17 The membership interests of Fagen, Inc. or its affiliates in BORROWER aggregate less than twenty percent (20%) of BORROWER’s membership units.
7.2 Rights and Remedies. If an EVENT OF DEFAULT shall have occurred and be continuing, the BANK may refrain from making any further disbursements hereunder (but the BANK may make disbursements after the occurrence of such an EVENT OF DEFAULT without thereby waiving its rights and remedies hereunder), and the BANK may exercise any or all of the following rights and remedies:
7.2.1 The BANK may declare the CONSTRUCTION LOAN to be terminated, whereupon the same shall forthwith terminate.
7.2.2 The BANK may declare the entire unpaid principal amount of the CONSTRUCTION NOTE then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this AGREEMENT to be forthwith due and payable, whereupon the CONSTRUCTION NOTE, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the BORROWER.
7.2.3 The BANK may exercise and enforce its rights and remedies under any or all of the LOAN DOCUMENTS.
7.2.4 The BANK may enter upon the PROPERTY, if allowed under applicable law, and take possession thereof, together with the PROJECT then in the course of construction, and proceed either in its own name or in the name of the BORROWER, as the attorney-in-fact of the BORROWER (which authority is coupled with an interest and is irrevocable by the BORROWER) to complete or cause to be completed the PROJECT, at the cost and expense of the BORROWER. If the BANK elects to complete or cause to be completed the PROJECT, it may do so according to the PLANS or according to such changes, alterations or modifications in and to the PLANS as the BANK may deem reasonable and appropriate; and the BANK may enforce or cancel all contracts let by the BORROWER relating to construction of the PROJECT, and/or let other contracts which in the BANK’s sole judgment may seem advisable; and the BORROWER shall forthwith turn over and duly assign to the BANK, as the BANK may from time to time require, contracts not already assigned to the BANK relating to construction of the PROJECT, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the PROJECT, whether paid or not, and any other instruments or records in the possession of the BORROWER pertaining to the PROJECT. The BORROWER shall be liable under this AGREEMENT to pay to the BANK, on demand, any amount or amounts reasonably expended by the BANK in so completing the PROJECT, together with any reasonable costs, charges, or expenses incident thereto or resulting therefrom, all of which shall be secured by the LOAN DOCUMENTS. In the event that a proceeding is instituted against the BORROWER for recovery and reimbursement of any moneys expended by the BANK in connection with the completion of the PROJECT, a statement of such expenditures, verified by the affidavit of an officer of the BANK, shall be prima facie evidence of the amounts so expended and of the propriety of the necessity for such expenditures; and the burden of proving to the contrary shall be upon the BORROWER. The BANK shall have the right to apply any funds which it agrees to disburse hereunder to bring about the completion of the PROJECT and to pay the costs thereof; and if such money so agreed to be disbursed is insufficient, in the sole judgment of the BANK, to complete the PROJECT, the BORROWER agrees to promptly deliver and pay to the BANK such sum or sums of money as the BANK may from time to time demand for the purpose of completing the PROJECT or of paying any liability, charge or expense which may have been incurred or assumed by the BANK under or in performance of this AGREEMENT, or for the purpose of completing the PROJECT. It is expressly understood and agreed that in no event shall the BANK be obligated, or liable in any way to complete the PROJECT or to pay for the costs of construction thereof beyond the amount of the CONSTRUCTION LOAN.
7.2.5	The BANK may exercise any other rights and remedies available to it by law or agreement.
SECTION 8 Miscellaneous.
8.1 Inspections. The BORROWER and the GENERAL CONTRACTOR shall be responsible for making inspections of the PROJECT during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the GENERAL CONTRACTOR or any SUBCONTRACTOR to whom payment is to be made out of each disbursement has been properly done or supplied in accordance with the DESIGN/BUILD CONSTRUCTION CONTRACT. If any work done or materials supplied by the GENERAL CONTRACTOR or any SUBCONTRACTOR are not satisfactory to the BORROWER and/or its GENERAL CONTRACTOR and the same is not remedied within fifteen (15) days of the discovery thereof, the BORROWER will immediately notify the BANK in writing of such fact. It is expressly understood and agreed that the BANK and any party designated by the BANK may conduct such inspections of the PROJECT, subject to the limitations expressed in this AGREEMENT, as BANK may deem necessary for the protection of the BANK’s interest, and that any inspections which may be made of the PROJECT by the BANK will be made, solely for the benefit and protection of the BANK, and that the BORROWER will not rely thereon.
8.2 Indemnification by the BORROWER. The BORROWER shall bear all loss, expense (including reasonable attorneys’ fees) and damage in connection with, and agrees to indemnify and hold harmless the BANK, its agents, servants and employees from, all claims, demands and judgments made or recovered against the BANK, its agents, servants and employees, because of bodily injuries, including death at any time resulting there from, and/or because of damages to property (including loss of use) from any cause whatsoever, arising out of, incidental to, or in connection with the construction of the PROJECT, whether or not due to any act of omission or commission, including negligence of the BORROWER or the GENERAL CONTRACTOR or of his or their employees, servants or agents, other than gross negligence or willful misconduct of BANK or its agents. The BORROWER’s liability hereunder shall not be limited to the extent of insurance carried by or provided by the BORROWER or subject to any exclusion from coverage in any insurance policy. The obligations of the BORROWER under this Section shall survive the payment of the CONSTRUCTION NOTE.
8.3 No Waiver; Cumulative Remedies. No failure or delay on the part of the BANK in exercising any right, power or remedy under the LOAN DOCUMENTS shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the LOAN

DOCUMENTS. The remedies provided in the LOAN DOCUMENTS are cumulative and not exclusive of any remedies provided by law.
8.4 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any of the LOAN DOCUMENTS or consent to any departure by the BORROWER therefrom shall be effective unless the same shall be in writing and signed by the BANK and the BORROWER, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the BORROWER in any case shall entitle the BORROWER to any other or further notice or demand in similar or other circumstances.
8.5 Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the LOAN DOCUMENTS shall be in writing and sent by mail or telecopy (if by telecopy with a confirmation mailed within two BUSINESS DAYS thereafter), to the applicable party at its address indicated below;

If to the BORROWER:	Platte Valley Fuel Ethanol, LLC
1748 Hord Lake Road
Central City, Nebraska 68826
Attention: General Manager
Telecopy: 320-564-3278

With a copy to:	Fagen, Inc.
501 W Hwy 212, P.O. Box 159
Granite Falls, MN 56241
Attention: Jennifer Johnson
Telecopy: 320-564-3278

If to the BANK:	First National Bank of Omaha
1620 Dodge St. STOP 1050
Omaha, NE 68197-1050
Attention: Brian D. Thome
Telecopy: 402-633-3519
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed, be effective when deposited in the mails, addressed as aforesaid, or, when telecopied, is effective when confirmation of receipt is received, except that notices or requests to the BANK pursuant to any of the provisions hereunder shall not be effective until received by the BANK.
8.6 Time of Essence. Time is of the essence in the performance of this AGREEMENT.
8.7 Execution in Counterparts. The LOAN DOCUMENTS may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of each instrument or agreement, taken together, shall constitute but one and the same instrument.
8.8 Binding Effect, Assignment. The LOAN DOCUMENTS to which they are parties shall be binding upon and inure to the benefit of the BORROWER and the BANK and their respective successors and assigns, except that the BORROWER shall not have the right to assign its rights there under or any interest therein without the prior written consent of the BANK.
8.9 Governing Law. The LOAN DOCUMENTS, to the extent they do not otherwise provide, shall be governed by, and construed in accordance with, the laws of the State of Nebraska.
8.10 Severability of Provisions. Any provision of this AGREEMENT, which is prohibited or unenforceable, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
8.11 Headings. Section headings in this AGREEMENT are included herein for convenience of reference only and shall not constitute a part of this AGREEMENT for any other purpose.
8.12 Integration. This AGREEMENT supersedes, replaces and terminates any prior oral offers, negotiations, understandings or agreements and any commitment letters or similar writings relating to any of the matters contemplated herein.
8.13 Participations. Notwithstanding any other provision of this AGREEMENT, the BORROWER understands that the BANK may enter into participation agreements with other lenders whereby the BANK will allocate a certain percentage of the CONSTRUCTION LOAN to them. The BORROWER specifically permits and authorizes the BANK to exchange financial information about the BORROWER with actual or potential participants. The BORROWER acknowledges that, for the convenience of all parties, this AGREEMENT is being entered into with the BANK only and that its obligations under this AGREEMENT are undertaken for the benefit of, and as an inducement to, each of the Participating Lenders as well as the BANK, and the BORROWER hereby grants to each of the Participating Lenders to the extent of its participation in the CONSTRUCTION LOAN, the right to set off deposit accounts maintained by the BORROWER with such BANK. The BORROWER, understands that the terms of such participation agreements with any of the participants will limit the BANK’s rights to amend, waive or modify the terms and conditions of this AGREEMENT without the express written consent of all or a designated percentage of such participants.
     IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Platte Valley Fuel Ethanol, LLC		First National Bank of Omaha
by Fagen, Inc., managing member

By:	/s/ Roland “Ron” Fagen	By:	/s/ Brian D. Thome

	Roland “Ron” Fagen, CEO and President		Brian D. Thome, Second Vice President

STATE OF Minnesota	)
	)	ss.
COUNTY OF Yellow Medical	)
     On this 10th day of December 2003, before me, the undersigned, a Notary Public, personally appeared Roland “Ron” Fagen, the CEO and President of Fagen, Inc., on behalf of said entity as managing member of Platte Valley Fuel Ethanol, LLC, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

/s/ Jennifer A. Johnson

Notary Public

EXHIBIT A
A tract of land comprising a part of the Southwest Quarter (SW1/4), part of the Southeast Quarter (SE1/4) and all of Tax Lot One (1) in Section Eleven (11), Township Thirteen (13) North, Range Six (6) West of the 6th P.M., Merrick County, Nebraska, more particularly described as follows:
First to ascertain the actual point of beginning, start at the Northwest corner of said Southeast Quarter (SE1/4); thence Southerly along and upon the West line of said Southeast Quarter (SE1/4) for a distance of Fifty (50.00) feet to the point of beginning; thence continuing Southerly along and upon the West line of said Southeast Quarter (SE1/4) for a distance of Five (5.00) feet; thence deflecting left 89°09'16" and running Easterly along and upon the South line of Deeded Road right-of-way for a distance of One Thousand Three Hundred Forty-Eight and Ninety-Four Hundredths (1348.94) feet; thence deflecting left 90°39'34" and running Northerly along and upon the West line of Tax Lot One (1) for a distance of Fifteen (15.00) feet to the Northwest corner of said Tax Lot One (1) thence Easterly along and upon the South line of Deeded Road right-of-way also being the North line of said Tax Lot One (1) for a distance of Two Hundred Sixty (260.00) feet; thence Southerly along and upon the East line of said Tax Lot One (1) for a distance of Three Hundred Sixteen (316.00) feet; thence Westerly along and upon the South line of said Tax Lot One (1) and extending for a total distance of Two Hundred Seventy-One (271.00) feet; thence deflecting left 90°10'06" and running Southerly for a distance of Seven Hundred Forty-Nine and Eighty-Seven Hundredths (749.87) feet; thence deflecting right 90°16'40" and running Westerly for a distance of One Thousand One Hundred Ninety-One and Ninety-Six Hundredths (1191.96) feet to a point on the Northeast right-of-way line of the Union Pacific Railroad; thence Northwesterly along and upon the Northeast right-of-way line of said Union Pacific Railroad for a distance of Seven Hundred One and Ninety-Two Hundredths (701.92) feet; thence Northeasterly along and upon the Northeast right-of-way line of said Union Pacific Railroad for a distance of One Hundred (100.00) feet; thence Northwesterly along and upon the Northeast right-of-way line of said Union Pacific Railroad for a distance of Five Hundred Seventy-Eight and Ten Hundredth (578.10) feet to a point on the South right-of-way line of Deeded Road; thence Easterly along and upon the South right-of-way line of Deeded Road for a distance of Five Hundred Seventy-Seven and Thirty-One Hundredths (577.31) feet to the point of beginning.

EXHIBIT B
Construction Note

Note Date: December 10, 2003 Maturity Date: June 15, 2005	$32,900,000.00
FOR VALUE RECEIVED, Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Thirty Two Million Nine Hundred Thousand and No/100 Dollars ($32,900,000,00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.
     This promissory note is executed pursuant to a Construction Loan Agreement (“LOAN AGREEMENT”) between BORROWER and BANK dated as of December 10, 2003. All capitalized terms not otherwise defined in this note shall have the meanings provided in the LOAN AGREEMENT.
INTEREST ACCRUAL. Interest on the principal amount outstanding shall accrue based on the one month LIBOR RATE +380 basis points. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.
REPAYMENT TERMS. Until LOAN TERMINATION DATE, interest only shall be payable every three months, commencing March 20, 2004. On LOAN TERMINATION DATE, all principal and accrued interest are due and payable.
PREPAYMENT. The LOAN AGREEMENT contains provisions regarding prepayment.
ADDITIONAL TERMS AND CONDITIONS. The LOAN AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this CONSTRUCTION NOTE by reference. The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this CONSTRUCTION NOTE is not paid as provided above. This CONSTRUCTION NOTE shall be governed by the substantive laws of the State of Nebraska.
WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this CONSTRUCTION NOTE, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this CONSTRUCTION NOTE.
Platte Valley Fuel Ethanol, LLC
by Fagen, Inc., managing member

By:
Roland “Ron” Fagen, CEO and President

STATE OF	)

) ss.
COUNTY OF	)

     On this                      day of                                          2003, before me, the undersigned, a Notary Public, personally appeared Roland “Ron” Fagen, the CEO and President of Fagen, Inc., on behalf of said entity as managing member of Platte Valley Fuel Ethanol, LLC, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

Notary Public

EXHIBIT C
REVOLVING PROMISSORY NOTE

Omaha, Nebraska	$3,500,000.00
Note Date: December 10, 2003	Maturity Date: December 9, 2004
     On or before December 9, 2004, Platte Valley Fuel Ethanol, LLC (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be Three Million Five Hundred Thousand Dollars ($3,500,000.00) or so much thereof as may have been advanced by BANK and shown on the records of the BANK to be outstanding, under this Note and the loan agreement executed by the BANK and BORROWER dated as of December 10, 2003, as it may, from time to time, be amended.
     Interest on the principal amount outstanding shall accrue based on the one month LIBOR RATE plus 380 basis points. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on this promissory note shall be payable monthly in arrears.
     The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to COMPLETION DATE, based on the business results of BORROWER. During any one month INTEREST PERIOD that BORROWER maintains the following ratios, measured for the prior INTEREST PERIOD, and after BANK receipt of quarter compliance certificate which quarter shall include the prior INTEREST PERIOD, the interest rates will be adjusted according for the next INTEREST PERIOD:
If INDEBTEDNESS to NET WORTH

is:	Interest rate will be:
Less than 1.15 : 1.00 but greater than 1.00 : 1.00	one month LIBOR RATE plus 330 basis points
Less than 1.00 : 1.00 but greater than .75 : 1.00	one month LIBOR RATE plus 300 basis points
Less than or equal to .75 : 1:00	one month LIBOR RATE plus 280 basis points
     This note is executed pursuant to a Construction Loan Agreement dated as of December 10, 2003, between BANK and BORROWER (the “AGREEMENT”). The AGREEMENT contains additional terms of this Note, including, but not limited to enumerated events of default, and the granting of liens to secure BORROWER’s performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the AGREEMENT.
     As provided in the AGREEMENT, upon any such enumerated default, BANK may accelerate the due date of this Note and declare all obligations set forth herein immediately due and payable, and BANK shall also have such other remedies as are described in the AGREEMENT and are provided by law. All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice; and

consent to any substitution, exchange or release of collateral, and to the addition or releases of any other party primarily or secondarily liable.
     Executed as of the 10th day of December, 2003.
Platte Valley Fuel Ethanol, LLC
by Fagen, Inc., managing member

By:
Roland “Ron” Fagen, CEO and President

STATE OF	)

) ss.
COUNTY OF	)

     On this                      day of                                          2003, before me, the undersigned, a Notary Public, personally appeared Roland “Ron” Fagen, the CEO and President of Fagen, Inc., on behalf of said entity as managing member of Platte Valley Fuel Ethanol, LLC, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

Notary Public

Exhibit 2.5
SWAP NOTE Schedule of Payments

	Payments
Date	Principal Payments		Principal Balance
03/20/2004	0.00	+ Accrued Interest	16,450,000.00
06/20/2004	0.00	+ Accrued Interest	16,450,000.00
09/20/2004	0.00	+ Accrued Interest	16,450,000.00
12/20/2004	327,714.40	+ Accrued Interest	16,122,285.60
03/20/2005	333,431.91	+ Accrued Interest	15,788,853.69
06/20/2005	333,236.68	+ Accrued Interest	15,455,617.01
09/20/2005	337,051.87	+ Accrued Interest	15,118,565.14
12/20/2005	342,792.16	+ Accrued Interest	14,775,772.98
03/20/2006	348,512.85	+ Accrued Interest	14,427,260.13
06/20/2006	348,825.41	+ Accrued Interest	14,078,434.72
09/20/2006	352,819.08	+ Accrued Interest	13,725,615.64
12/20/2006	358,566.54	+ Accrued Interest	13,367,049.10
03/20/2007	364,290.56	+ Accrued Interest	13,002,758.54
06/20/2007	365,134.37	+ Accrued Interest	12,637,624.17
09/20/2007	369,314.76	+ Accrued Interest	12,268,309.41
12/20/2007	375,069.72	+ Accrued Interest	11,893,239.69
03/20/2008	379,317.18	+ Accrued Interest	11,513,922.51
06/20/2008	382,179.89	+ Accrued Interest	11,131,742.62
09/20/2008	386,555.43	+ Accrued Interest	10,745,187.19
12/20/2008	392,318.23	+ Accrued Interest	10,352,868.96
03/20/2009	398,049.38	+ Accrued Interest	9,954,819.58
06/20/2009	400,029.89	+ Accrued Interest	9,554,789.69
09/20/2009	9,554,789.69	+ Accrued Interest	0.00
Total	16,450,000.00

Platte Valley Fuel Ethanol, LLC
2000086433-006
AMENDMENT TO PROMISSORY NOTE
TERM NOTE E (with reducing revolver feature)

Note Date:	September 20, 2004	$5,000,000.00
Effective Date:	April 25, 2005
Maturity Date:	September 20, 2009
     This AMENDMENT made as of the 25th day of April, 2005, by and between PLATTE VALLEY FUEL ETHANOL, LLC, a Nebraska limited liability company (“BORROWER”) and First National Bank of Omaha (the “BANK”) who executed a promissory note dated September 20, 2004, in the original principal amount of Five Million Dollars ($5,000,000.00), a true and correct copy of which is attached.
     Whereas, BORROWER executed a written promissory note identified as TERM NOTE E (with reducing revolver feature) dated as of September 20, 2004 payable to the order of BANK (the “NOTE”) in the original principal amount of $5,000,000.00, which is attached hereto and by this reference made a part hereof;
     Whereas, the NOTE was executed pursuant to a written Construction Loan Agreement dated as of July 25, 2002 (the Construction Loan Agreement, together with all amendments thereto, is collectively called the “AGREEMENT”);
     Whereas, the parties hereto desire to amend the NOTE, to provide for different incentive pricing;
     Now, Therefore, in consideration of the AGREEMENT and the NOTE, and their mutual promises made herein, BANK and BORROWER agree as follows:
1. Terms which are typed herein as all capitalized words and are not defined herein shall have the same meanings as when described in the AGREEMENT.
2. The INCENTIVE PRICING section of the promissory note is hereby amended to read, effective immediately:
INCENTIVE PRICING. The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to CONSTRUCTION COMPLETION DATE, based on the business results of BORROWER. In the event that BORROWER maintains the following ratios, measured monthly, the interest rates will adjust accordingly:

Platte Valley Fuel Ethanol, LLC
2000086433-006
If INDEBTEDNESS to NET WORTH

is:	Interest rate will be:
Less than 1.15 : 1.00, but greater than 1.00 : 1.00	one month LIBOR plus 330 basis points
Less than 1.00 : 1.00, but greater than .75 : 1.00	one month LIBOR plus 300 basis points
Less than or equal to .75 : 1:00	one month LIBOR plus 280 basis points
Following repayment of TERM NOTE D, when regular quarterly principal payments are applied to this note, the amount available to be borrowed under the revolving loan feature will be correspondingly reduced, so that the maximum amount outstanding under this promissory note will decrease accordingly.
3. Except as amended hereby BORROWER ratifies and confirms as binding upon it all of the terms of the NOTE.
In witness whereof the parties set their hands as of the date first written above.

FIRST NATIONAL BANK OF OMAHA		PLATTE VALLEY FUEL ETHANOL, LLC

By:	/s/ Omer Sagheer	By:	/s/ Cliff Mesner

	Omer Sagheer, Commercial Loan Officer		Cliff Mesner, Chairman of the Board of Managers

STATE OF NEBRASKA	)
) ss.
COUNTY OF MERRICK	)
     On this 27th day of April, 2005, before me, the undersigned, a Notary Public, personally appeared Cliff Mesner, Chairman of the Board of Managers of PLATTE VALLEY FUEL ETHANOL, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Lisa J. Hilder
Notary Public

SECOND AMENDMENT TO CONSTRUCTION LOAN AGREEMENT
This Second Amendment to Construction Loan Agreement is dated as of the 9th day of December, 2004, and is by and between Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company (“BORROWER”), and First National Bank of Omaha (“BANK”), a national banking association established at Omaha, Nebraska.
WHEREAS, the BANK and BORROWER executed a written Construction Loan Agreement dated as of December 10, 2003, which, together with all amendments thereto, is collectively called the “AGREEMENT”.
NOW, THEREFORE, in consideration of the AGREEMENT, and their mutual promises made herein, BANK and BORROWER agree as follows:
     1. Terms which are typed herein as all capitalized words and are not defined herein shall have same meanings as when described in the AGREEMENT.
     2. Section 1, Paragraph 1.24 of the AGREEMENT is hereby amended, effective immediately, to read:
1.24 “LOAN TERMINATION DATE” means the earliest to occur of the following: (i) as to the REVOLVING NOTE, January 9, 2005, and as to TERM NOTE C, TERM NOTE D and TERM NOTE E, September 20, 2009; (ii) the date the OBLIGATIONS are accelerated pursuant to this AGREEMENT, and (iii) the date BANK has received (a) notice in writing from BORROWER of BORROWER’s election to terminate this AGREEMENT and (b) indefeasible payment in full of the OBLIGATIONS.
     3. BORROWER certifies by its execution hereof that the representations and warranties set forth in Section 5 of the AGREEMENT are true as of this date, and that no EVENT OF DEFAULT under the AGREEMENT, and no event which, with the giving of notice or passage of time or both, would become such an EVENT OF DEFAULT, has occurred as of this date.
     4. Except as amended hereby the parties ratify and confirm as binding upon them all of the terms of the AGREEMENT.

1

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Construction Loan Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

First National Bank of Omaha		Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company

By:	/s/ Omer Sagheer	By:	/s/ Clifford Mesner

	Omer Sagheer		Clifford Mesner
	Commercial Loan Officer		Chairman of the Board of Managers
Notary Acknowledgment

STATE OF NEBRASKA	)
) ss.
COUNTY OF MERRICK	)
     On this 7th day of December, 2004, before me, the undersigned, a Notary Public, personally appeared Clifford Mesner, Chairman of the Board of Managers of Platte Valley Fuel Ethanol, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Lisa J. Hilder
Notary Public

2

THIRD AMENDMENT TO CONSTRUCTION LOAN AGREEMENT
This Third Amendment to Construction Loan Agreement is dated as of the 9th day of January, 2005, and is by and between Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company (“BORROWER”), and First National Bank of Omaha (“BANK”), a national banking association established at Omaha, Nebraska.
WHEREAS, the BANK and BORROWER executed a written Construction Loan Agreement dated as of December 10, 2003, which, together with all amendments thereto, is collectively called the “AGREEMENT”.
NOW, THEREFORE, in consideration of the AGREEMENT, and their mutual promises made herein, BANK and BORROWER agree as follows:
     1. Terms which are typed herein as all capitalized words and are not defined herein shall have same meanings as when described in the AGREEMENT.
     2. Section 1, Paragraph 1.24 of the AGREEMENT is hereby amended, effective immediately, to read:
1.24 “LOAN TERMINATION DATE” means the earliest to occur of the following: (i) as to the REVOLVING NOTE, December 9, 2005, and as to TERM NOTE C, TERM NOTE D and TERM NOTE E, September 20, 2009; (ii) the date the OBLIGATIONS are accelerated pursuant to this AGREEMENT, and (iii) the date BANK has received (a) notice in writing from BORROWER of BORROWER’s election to terminate this AGREEMENT and (b) indefeasible payment in full of the OBLIGATIONS.
     3. BORROWER certifies by its execution hereof that the representations and warranties set forth in Section 5 of the AGREEMENT are true as of this date, and that no EVENT OF DEFAULT under the AGREEMENT, and no event which, with the giving of notice or passage of time or both, would become such an EVENT OF DEFAULT, has occurred as of this date.
     4. Except as amended hereby the parties ratify and confirm as binding upon them all of the terms of the AGREEMENT.

1

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Construction Loan Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

First National Bank of Omaha		Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company

By:	/s/ Omer Sagheer	By:	/s/ Clifford Mesner

	Omer Sagheer		Clifford Mesner
	Commercial Loan Officer		Chairman of the Board of Managers
Notary Acknowledgment

STATE OF NEBRASKA	)
) ss.
COUNTY OF MERRICK	)
     On this 3rd day of January, 2005, before me, the undersigned, a Notary Public, personally appeared Clifford Mesner, Chairman of the Board of Managers of Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Lisa J. Hilder
Notary Public

2

FOURTH AMENDMENT TO CONSTRUCTION LOAN AGREEMENT
This Fourth Amendment to Construction Loan Agreement is dated as of the 9th day of December, 2005, and is by and between Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company (“BORROWER”), and First National Bank of Omaha (“BANK”), a national banking association established at Omaha, Nebraska.
WHEREAS, the BANK and BORROWER executed a written Construction Loan Agreement dated as of December 10, 2003, which, together with all amendments thereto, is collectively called the “AGREEMENT”.
NOW, THEREFORE, in consideration of the AGREEMENT, and their mutual promises made herein, BANK and BORROWER agree as follows:
     1. Terms which are typed herein as all capitalized words and are not defined herein shall have same meanings as when described in the AGREEMENT.
     2. Section 1, Paragraph 1.4 of the AGREEMENT is hereby amended, effective immediately, to read:
1.4 “BORROWING BASE” means the lesser of:
     A. $5,000,000.00, or
     B. The aggregate of (i) 75% of BORROWER’s Inventory of corn or milo, at current value on the date reported, plus (ii) 75% of BORROWER’s distiller’s grains, at current value on the date reported, plus (iii) 75% of BORROWER’s Finished Goods-Ethanol Inventory, valued at the lower of cost or market, plus (iv) 75% of the amount of BORROWER’s Ethanol or Distiller’s Grains Accounts aged thirty days or less, and (v) beginning after the fourth month following COMPLETION DATE, 65% of the amount of BORROWER’s current state incentives or USDA CCC Bio-Energy Accounts Receivable aged less than 120 days, excluding any Accounts reasonably deemed ineligible by BANK.
     3. Section 1, Paragraph 1.24 of the AGREEMENT is hereby amended, effective immediately, to read:
1.24 “LOAN TERMINATION DATE” means the earliest to occur of the following: (i) as to the REVOLVING NOTE, December 8, 2006, and as to TERM NOTE C, TERM NOTE D and TERM NOTE E, September 20, 2009; (ii) the date the OBLIGATIONS are accelerated pursuant to this AGREEMENT, and (iii) the date BANK has received (a) notice in writing from BORROWER of BORROWER’s election to terminate this AGREEMENT and (b) indefeasible payment in full of the OBLIGATIONS.
     4. Section 2, Paragraph 2.6 of the AGREEMENT is hereby amended, effective immediately, to read:

1

2.6 REVOLVING LOAN. BANK agrees to lend $5,000,000.00 to BORROWER pursuant to this facility. BANK will credit advances on this revolving loan (“REVOLVING LOAN”) to BORROWER’s deposit account with the BANK, bearing number 110150455. Subject to the terms hereof, the BANK will lend the BORROWER, from time to time until the LOAN TERMINATION DATE such sums in integral multiples of $10,000.00 as the BORROWER may request by reasonable same day notice to the BANK, received by the BANK not later than 11:00 A.M. of such day, but which shall not exceed in the aggregate principal amount at any one time outstanding, $5,000,000.00 (the “LOAN COMMITMENT”). The BORROWER may borrow, repay without penalty or premium and reborrow hereunder, from the date of this AGREEMENT until the LOAN TERMINATION DATE, either the full amount of the LOAN COMMITMENT or any lesser sum which is $10,000.00 or an integral multiple thereof. It is the intention of the parties that the outstanding balance of the REVOLVING LOAN shall not exceed the BORROWING BASE, as required in Section 6, and if at any time said balance exceeds the BORROWING BASE, BORROWER shall forthwith pay BANK sufficient funds to reduce the balance of the REVOLVING LOAN until it is in compliance with this requirement.
     5. Section 2, Paragraph 2.10 of the AGREEMENT is hereby amended, effective immediately, to read:
2.10 Fees. At COMPLETION DATE, and on each annual anniversary of COMPLETION DATE for five years subsequent to COMPLETION DATE, the BORROWER shall pay to the BANK an Annual Servicing Fee of $50,000.00, which fee BORROWER agrees and acknowledges has been earned by BANK; provided, however, an Annual Servicing Fee shall not be due and payable on the LOAN TERMINATION DATE and the BANK shall refund the Annual Servicing Fee on a pro rata basis if the Loan Termination Date occurs other than on an anniversary of the COMPLETION DATE. BORROWER agrees to pay BANK an unused commitment fee equal to 37.5 basis points of the average unused portion of the REVOLVING LOAN calculated and payable on a quarterly basis in arrears, In addition, BORROWER shall pay BANK fees for issuance of Letters of Credit according to the bank’s customary fee schedule.
     6. This AGREEMENT is hereby amended, effective immediately, by the addition of the following new section 2.13:
2.13 LETTERS OF CREDIT. BANK will issue its letters of credit at BORROWER’s request, on BORROWER’s account, pursuant to the BANK’s customary policies and with its standardized documents, in amounts outstanding at no time exceeding $1,000,000 in the aggregate.
     7. BORROWER certifies by its execution hereof that the representations and warranties set forth in Section 5 of the AGREEMENT are true as of this date, and that no

2

EVENT OF DEFAULT under the AGREEMENT, and no event which, with the giving of notice or passage of time or both, would become such an EVENT OF DEFAULT, has occurred as of this date.
     8. Except as amended hereby the parties ratify and confirm as binding upon them all of the terms of the AGREEMENT.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Construction Loan Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

First National Bank of Omaha		Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company

By:	/s/ Natalie E. Mason	By:	/s/ Clifford Mesner

	Natalie E. Mason		Clifford Mesner
	Commercial Loan Officer		Chairman of the Board of Managers
Notary Acknowledgment

STATE OF NEBRASKA	)
) ss.
COUNTY OF MERRICK	)
     On this 25th day of March, 2006, before me, the undersigned, a Notary Public, personally appeared Clifford Mesner, Chairman of the Board of Managers of Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ LISA J. HILDER Notary Public

3

Platte Valley Fuel Ethanol, LLC
2000086433-3
REVOLVING PROMISSORY NOTE

Omaha, Nebraska	$5,000,000.00
Note Date: December 9, 2005	Maturity Date: December 8, 2006
     On or before December 8, 2006, Platte Valley Fuel Ethanol, LLC (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be Five Million Dollars ($5,000,000.00) or so much thereof as may have been advanced by BANK and shown on the records of the BANK to be outstanding, under this Note and the loan agreement executed by the BANK and BORROWER dated as of December 10, 2003, as it may, from time to time, be amended.
     Interest on the principal amount outstanding shall accrue based on the one month LIBOR RATE plus 380 basis points. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on this promissory note shall be payable monthly in arrears.
     The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to COMPLETION DATE, based on the business results of BORROWER. During any one month INTEREST PERIOD that BORROWER maintains the following ratios, measured for the prior INTEREST PERIOD, and after BANK receipt of quarter compliance certificate which quarter shall include the prior INTEREST PERIOD, the interest rates will be adjusted according for the next INTEREST PERIOD:
If INDEBTEDNESS to NET WORTH

is:	Interest rate will be:
Less than 1.15 : 1.00 but greater than 1.00 : 1.00	one month LIBOR RATE plus 330 basis points
Less than 1.00 : 1.00 but greater than .75: 1.00	one month LIBOR RATE plus 300 basis points
Less than or equal to .75 : 1:00	one month LIBOR RATE plus 280 basis points
     This note is executed pursuant to a Construction Loan Agreement dated as of December 10, 2003, between BANK and BORROWER (the “AGREEMENT”). This Note evidences the REVOLVING NOTE identified in the AGREEMENT. The AGREEMENT contains additional terms of this Note, including, but not limited to enumerated events of default, and the granting of liens to secure BORROWER’s performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the AGREEMENT.
     As provided in the AGREEMENT, upon any such enumerated default, BANK may accelerate the due date of this Note and declare all obligations set forth herein immediately due and payable, and BANK shall also have such other remedies as are described in the AGREEMENT and are provided by law. All makers and endorsers

Platte Valley Fuel Ethanol, LLC
2000086433-3
hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice; and consent to any substitution, exchange or release of collateral, and to the addition or releases of any other party primarily or secondarily liable.
     Executed as of the 25TH day of March, 2006.
Platte Valley Fuel Ethanol, LLC

By:	/s/ Clifford Mesner Clifford Mesner, Chairman of the Board of Managers

STATE OF NEBRASKA	)
) ss.
COUNTY OF MERRICK	)
     On this 25th day of March, 2006, before me, the undersigned, a Notary Public, personally appeared Clifford Mesner, Chairman of the Board of Managers of Platte Valley Fuel Ethanol, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the corporation.

/s/ LISA J. HILDER Notary Public

1620 Dodge Street Omaha NE 68197 402.341.0600
July 28, 2006
General Manager
Platte Valley Fuel Ethanol, LLC
1748 Hord Lake Road
Central City, NE 68826
RE:	Waiver Our File No.: 6297-0440
Dear Sir/Madam:
     This letter shall serve as confirmation that First National Bank of Omaha waives Platte Valley Fuel Ethanol, LLC’s (“Borrower”) non-compliance with the following covenants as set forth in the Construction Loan Agreement dated December 10, 2003, as amended from time to time, (“Loan Agreement”):
(i) Section 6.2.4, which establishes minimum working capital requirements, but only for the months of May 2006 through August 2006; and
(ii) Section 6.4.9, which restricts the ability to incur Indebtedness, with respect to the incurrence of certain inter-company indebtedness through August 2006.
This letter does NOT waive Borrower’s obligation to perform any other covenant or requirement contained in the Loan Agreement, nor does it constitute a waiver of the covenants for any period subsequent to August 31, 2006.

First National Bank of Omaha:

By:	/s/ Bradley J. Brummund
Bradley J. Brummund, Commercial Loan Officer
ACKNOWLEDGEMENT
     By its execution hereof, Platte Valley Fuel Ethanol, LLC consents to and acknowledges the foregoing document.

Platte Valley Fuel Ethanol, LLC:

By:	/s/ Douglas M. Anderson
Name:	Douglas M. Anderson
Title:	General Manager

1620 Dodge Street Omaha NE 68197 402.341.0600
July 28, 2006
General Manager
Platte Valley Fuel Ethanol, LLC
1748 Hord Lake Road
Central City, NE 68826
RE:	Waiver Our File No.: 6297-0440
Dear Sir/Madam:
     This letter shall serve as confirmation that First National Bank of Omaha waives Platte Valley Fuel Ethanol, LLC’s (“Borrower”) non-compliance with the following covenant as set forth in the Construction Loan Agreement dated December 10, 2003, as amended from time to time (“Loan Agreement”):
Section 7.1.17 which creates an event of default upon the membership interests of Fagen, Inc. or its affiliates in Borrower aggregating less than twenty percent (20%) of Borrower’s membership units.
This letter shall NOT waive Borrower’s obligation to perform any other covenant or requirement contained in the Loan Agreement.

First National Bank of Omaha:

By:	/s/ Bradley J. Brummund
Bradley J. Brummund, Commercial Loan Officer
ACKNOWLEDGEMENT
     By its execution hereof, Platte Valley Fuel Ethanol, LLC consents to and acknowledges the foregoing document.

Platte Valley Fuel Ethanol, LLC:

By:	/s/ Douglas M. Anderson
Name:	Douglas M. Anderson
Title:	General Manager